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Exhibit 99(a)(1)(A)

LaBranche & Co Inc.

        Offer to Exchange One Share of Series B Preferred Stock,
Liquidation Preference $1,000 per share, for each Share of its issued and outstanding Series A Preferred Stock, Liquidation Preference $1,000 per share,
CUSIP Number 505447 20 1

THE OFFER SET FORTH HEREIN AND THE RIGHT OF WITHDRAWAL DESCRIBED HEREIN WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 7, 2004 OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED (SUCH TIME AND DATE, THE "EXPIRATION DATE"). HOLDERS OF SHARES OF LaBRANCHE SERIES A PREFERRED STOCK MUST TENDER SUCH SHARES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE SHARES OF LaBRANCHE SERIES B PREFERRED STOCK. TENDERED SHARES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION DATE, BUT NOT THEREAFTER.

        LaBranche & Co Inc., a Delaware corporation, invites holders of its Series A Preferred Stock, liquidation preference $1,000 per share (the "Series A Shares" or the "Series A Preferred Stock"), to tender all of the issued and outstanding Series A Shares in exchange for an equal number of shares of Series B Preferred Stock, liquidation preference $1,000 per share (the "Series B Shares" or the "Series B Preferred Stock"), upon the terms and subject to the conditions set forth in this Offer to Exchange and the related Letter of Transmittal (which, together with this Offer to Exchange and any amendments or supplements hereto or thereto collectively constitute the "Offer"). As of December 4, 2003, there were 39,185.773 Series A Shares issued and outstanding and 14 holders of record of the Series A Shares.

        The Offer is conditioned upon all the issued and outstanding Series A Shares being tendered. In addition, the Offer is subject to certain conditions contained in this Offer to Exchange. Please read Section 1, "Terms of the Offer; Expiration Date" and Section 10, "Certain Conditions of the Offer," which set forth in full the conditions to the Offer.

        Our board of directors has approved the Offer. However, holders of Series A Shares must make their own decision as to whether to tender their Series A Shares. Neither we nor our executive officers or board of directors make any recommendation as to whether to tender or refrain from tendering Series A Shares.

The Information Agent and Depositary for the Offer to Exchange is:

Mellon Investor Services LLC

The Date of this Offer to Exchange is December 5, 2003.

IMPORTANT

        Any stockholder who desires to tender such stockholder's Series A Shares pursuant to the Offer should either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, sign any other documents required by the Letter of Transmittal and mail or deliver the Series A Share certificates to the Depositary for the exchange of Series B Shares for Series A Shares, along with the Letter of Transmittal or a manually signed facsimile copy thereof, as set forth in Section 3, "Procedures for Accepting the Offer and Tendering Shares," prior to the Expiration Date, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A holder of Series A Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Series A Shares.

        A stockholder who desires to tender Series A Shares and whose certificates for such Series A Shares are not immediately available or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Series A Shares by following the procedure for guaranteed delivery set forth in Section 3, "Procedures for Accepting the Offer and Tendering Shares."

        Currently, a portion of the Series A Shares are held in escrow (the "Escrow Shares") pursuant to an escrow agreement dated as of March 15, 2001 (the "Escrow Agreement") in order to satisfy any indemnification obligations of the former stockholders of ROBB PECK McCOOEY Financial Services, Inc. ("RPM") in connection with our acquisition of RPM in March 2001 (the "RPM Acquisition"). By executing and delivering the Letter of Transmittal to the Depositary, a stockholder will also be indicating that he is tendering his Escrow Shares pursuant to the Offer. Such Escrow Shares will be replaced by an equal number of Series B Shares, which will be deposited with the escrow agent in accordance with the terms of the Escrow Agreement. Accordingly, by tendering his Series A Shares for exchange and signing and delivering the Letter of Transmittal, each stockholder agrees and acknowledges that, effective upon completion of the Offer, all references to "Escrowed Purchaser Shares" in the Escrow Agreement will refer to the Series B Shares issued upon completion of the Offer in exchange for the Escrow Shares and authorizes the representative of such stockholder to execute any document that may be required to effect such change. See Section 3, "Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance or for additional copies of this Offer to Exchange, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Exchange.

        THIS OFFER TO EXCHANGE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        THE SERIES B SHARES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED. THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF THE SERIES B SHARES NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY EXCHANGE OFFER DOCUMENTS OR OTHER LITERATURE.

AVAILABLE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "SEC"). Copies of reports and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and also are available for inspection at the SEC's regional offices located at 500 West Madison, Suite 1400, Chicago, Illinois 60661, and the SEC's website at http://www.sec.gov.

        Such materials related to us also may be obtained from us, upon the oral or written request of any stockholder, at LaBranche & Co Inc., Attention: Investor Relations Department, One Exchange Plaza, New York, New York 10006 (telephone no. (212) 425-1144), or from our web site, www.labranche.com.

        Our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and our Current Reports on Form 8-K dated October 2, 2003, October 21, 2003 and November 18, 2003 are incorporated herein by reference and shall be deemed to be a part hereof, except as superseded or modified herein.

FORWARD-LOOKING STATEMENTS

        When included in this Offer to Exchange or in documents incorporated herein by reference, the words "may," "expects," "intends," "anticipates," "plans," "projects," "estimates" and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. Such statements, are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Actual events or our actual future results may differ materially from any forward looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements contained herein speak only as of the date of this Offer to Exchange and the forward-looking statements contained in any document incorporated herein by reference speak only as of their respective dates. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained or incorporated by reference in this Offer to Exchange to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

SUMMARY TERM SHEET

        This summary highlights selected information from this Offer to Exchange and may not contain all the information that is important to you. To better understand the Offer and for a complete description of the terms of the Offer, you should read this entire Offer to Exchange and the accompanying Letter of Transmittal carefully before you decide to participate in the Offer. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed on the outside back cover of this Offer to Exchange.

Who is offering to acquire my securities?

        LaBranche & Co Inc., which is referred to in this Offer to Exchange as "we," "us" or the "Company," is offering to exchange newly-issued shares of its Series B Preferred Stock, liquidation preference $1,000 per share, for shares of its Series A Preferred Stock, liquidation preference $1,000 per share, in a self-tender offer. The Series A Shares were originally issued to the stockholders of ROBB PECK McCOOEY Financial Services, Inc. ("RPM") in connection with our acquisition of RPM (the "RPM Acquisition") in March 2001.

        We are a Delaware corporation, incorporated in 1999, the sole member of LaBranche & Co. LLC ("LaBranche") and LaBranche Structured Products, LLC ("LSP"), both of which are New York limited liability companies, the sole stockholder of LaBranche Financial Services, Inc. ("LFSI"), a New York corporation, and LABDR Services, Inc. ("LABDR"), a Delaware corporation, and the sole owner of LaBranche & Co. B.V. ("BV"), a private limited liability company organized under the laws of the Netherlands. Founded in 1924, our principal operating subsidiary, LaBranche, is one of the oldest and largest specialist firms on the New York Stock Exchange (the "NYSE"). The specialist's role is to maintain, as far as practicable, a fair and orderly market in its specialist stocks. In doing so, it provides a service to its listed companies and to the brokers, traders and investors who trade in its specialist stocks.

        LFSI is a registered broker-dealer and a member of the NYSE and other exchanges, and provides securities clearing, securities execution and other related services to its own retail customers, customers of introducing brokers and institutional customers, including traders, professional investors and broker-dealers. LFSI also provides direct-access floor brokerage services to institutional customers. LSP is a registered broker-dealer and operates as a specialist in options, Exchange-Traded Funds ("ETFs") and futures on the American Stock Exchange (the "AMEX") and the New York Board of Trade ("NYBOT") and acts as a market-maker in ETFs, futures and options on several exchanges. LABDR was incorporated to provide disaster recovery services and back-up facilities to our operating subsidiaries. BV represents LaBranche in European markets and provides client services to LaBranche's European listed companies.

        Our principal executive offices are located at One Exchange Plaza, New York, New York 10006. Our telephone number is (212) 425-1144.

What are the classes and amounts of securities sought in this Offer?

        We are offering to acquire all the issued and outstanding Series A Shares. As of December 4, 2003, there were 39,185.773 Series A Shares outstanding and 14 record holders of the Series A Shares. Please see Section 1, "Terms of the Offer; Expiration Date."

Why are you offering to acquire my Series A Shares?

        The indentures governing our outstanding $100 million principal amount of 9.5% senior notes and $250 million principal amount of 12% senior subordinated notes contain certain financial covenants which currently limit our ability to take certain actions, including paying dividends with respect to our

Series A Shares. Moreover, under the Certificate of Designations, Powers, Preferences and Rights governing our Series A Shares, we may not pay bonuses to our employees, including amounts payable out of the retention bonus pool and deferred compensation plan established in connection with the RPM Acquisition, if we are not current in the payment of all dividends with respect to our Series A Shares. The next scheduled dividend payment date with respect to our Series A Shares is January 1, 2004, but we currently do not expect to be able to make such dividend payment because of the limitation on the payment of dividends applicable under the indentures governing our senior notes and senior subordinated notes. The inability to make such dividend payment will trigger the prohibition on our payment of employee bonuses, including amounts payable out of the retention bonus pool and the deferred compensation plan established in connection with the RPM Acquisition.

        The payment of bonuses to our employees is critical to our ability to continue to operate our business. If we are unable to pay bonuses to our employees, we risk the loss of a number of key employees and qualified personnel, whose departure would adversely affect our business, operating results and financial condition. The successful completion of the Offer will enable us to pay bonuses to our employees, at least until September 30, 2004, while providing the holders of Series A Shares with the opportunity to realize an enhanced return on their investment in shares of our preferred stock through September 30, 2004 in the event we are unable to pay dividends with respect to our outstanding shares of preferred stock on their scheduled payment dates in 2004.

Who is the Depositary for the Offer to Exchange?

        Our transfer agent has been appointed as Depositary for this Offer to Exchange. All correspondence in connection with tendering and withdrawal procedures relating to the Offer to Exchange and the Letter of Transmittal should be addressed to the Depositary at one of the addresses set forth on the back cover of this Offer to Exchange.

What consideration is being offered for my Series A Shares? Will I have to pay any fees or commissions?

        We are offering to exchange one newly-issued Series B Share for each Series A Share that you tender, upon the terms and subject to the conditions contained in this Offer to Exchange and in the related Letter of Transmittal. If you tender your Series A Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses to us or the Depositary. If you own your Series A Shares through a broker or other nominee, and your broker tenders your Series A Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Are there any restrictions on creating the Series B Shares?

        The certificate of designations governing the Series A Shares restricts our ability to create another series of preferred stock, such as the Series B Shares, without the consent of holders of a majority of the issued and outstanding Series A Shares. By tendering Series A Shares for exchange and executing the Letter of Transmittal, each holder of Series A Shares thereby consents to the creation of the Series B Shares in accordance with Section 2(b) of the Certificate of Designations, Powers, Preferences and Rights of the Series A Shares.

Will there be any restrictions on the transfer of Series B Shares?

        In connection with the RPM Acquisition, you entered into a stockholder agreement with us dated as of March 15, 2001 (the "RPM Stockholder Agreement") pursuant to which you agreed, among other things, not to sell or otherwise dispose of Series A Shares without our prior written consent, except in certain limited circumstances. In making the Offer, we are consenting to your transfer of Series A

Shares to us pursuant to the Offer. Following the completion of the Offer, the transfer restriction contained in your RPM Stockholder Agreement applicable to the Series A Shares will continue to apply to the Series B Shares. Accordingly, by tendering your Series A Shares for exchange and signing the Letter of Transmittal, you thereby also consent to the amendment of Section 3.8 of your RPM Stockholder Agreement, effective upon completion of the Offer, to provide that all references in Section 3.8 to "Series A Preferred Stock" shall be deleted and replaced with the term "Series B Preferred Stock."

What are the differences between the Series A Shares and Series B Shares?

        The Series B Shares are the same as the Series A Shares except for the following differences:

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  Dividend Rate. While the dividend payment provisions with respect to both the Series B Shares and the Series A Shares are substantially identical, the Series B Shares provide that if we fail to pay in full, on its scheduled payment date, the dividend payable on January 1, 2004 with respect to the Series A Shares, then the dividend payable on July 1, 2004 with respect to the Series B Shares will accrue at an annual rate of 9% instead of 8% and if we fail to pay in full, on its scheduled payment date, the dividend payable on July 1, 2004 with respect to the Series B Shares, then the dividend payable on January 1, 2005 with respect to the Series B Shares will accrue at an annual rate of 9% instead of 8% through September 30, 2004 and 8% thereafter through December 31, 2004.

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  Restrictions on Payment of Employee Bonuses. With respect to dividends on outstanding shares of our preferred stock that are initially payable on or prior to September 30, 2004, we are no longer prohibited from paying employee bonuses in the event we fail to pay any such dividend on its scheduled payment date. In the event any dividend initially payable after September 30, 2004 is not paid on its scheduled dividend payment date, neither we nor any of our affiliates or subsidiaries may pay any employee bonuses (or compensation in lieu thereof), including amounts payable out of the retention bonus pool or the deferred compensation plan established in connection with the RPM Acquisition, until such dividend is paid in full. The holders of a majority of the Series B Shares outstanding at any time and from time to time, however, may waive, without amendment of the certificate of designations governing the Series B Shares, this prohibition on the payment of bonuses (or compensation in lieu thereof), and any such waiver will be binding on all holders of Series B Shares.

For a complete description of the rights of holders of Series B Shares, please review the form of Certificate of Designations, Powers, Preferences and Rights of the Series B Shares, which is attached to this Offer to Exchange as Exhibit A.

What are the most significant conditions of the Offer?

        The Offer is conditioned on 100% of the issued and outstanding Series A Shares being tendered. The offer is not conditioned on our receipt of financing, but it is subject to other customary conditions such as whether there is any governmental order prohibiting or otherwise restricting our ability to consummate the Offer. Please read Section 1, "Terms of the Offer; Expiration Date" and Section 10, "Certain Conditions of the Offer," which more fully describe the conditions to the Offer.

Is your financial condition relevant to my decision to tender in the Offer?

        Because we will issue Series B Shares in exchange for all the issued and outstanding Series A Shares, we believe our financial condition is relevant to your decision to tender Series A Shares pursuant to the Offer. We will continue to be obligated to pay dividends, after the completion of the Offer, with respect to the Series B Shares. You may have questions about our ability to pay such dividends in the future. Please see the financial information contained in our most recent Annual

Report on Form 10-K, our Quarterly Reports filed during 2003 on Form 10-Q and our Current Reports on Form 8-K furnished in October and November 2003 which are incorporated herein by reference.

How much time do I have to decide whether to tender in the Offer?

        You will have until at least 5:00 p.m., New York City time, on Wednesday, January 7, 2004 to tender your Series A Shares. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedures described in Section 3, "Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and, if so, under what circumstances?

        We expressly reserve the right, subject to applicable law, to extend the period of time during which the Offer remains open. Please see Section 1, "Terms of the Offer; Expiration Date."

How will I be notified if the Offer is extended?

        If we decide to extend the Offer, we will inform Mellon Investor Services LLC, the Depositary, of that fact, and will notify you in writing of the new Expiration Date no later than 5:00 p.m., New York City time, on the day the Offer was previously scheduled to expire. Please see Section 1, "Terms of the Offer; Expiration Date."

How many Series A Shares am I entitled to tender pursuant to the Offer? How many of my Series A Shares will you acquire?

        We are offering to exchange Series B Shares for all the issued and outstanding Series A Shares on a one-for-one basis. The Offer entitles you to tender all of the Series A Shares that you own.

How do I tender my Series A Shares?

        To tender your Series A Shares, you must:

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  Complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it (or a manually signed facsimile thereof), together with your Series A Share certificate(s), and any other required documents, to the Depositary, no later than the time the Offer expires; or

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  If your Series A Share certificates are not immediately available or if you cannot deliver your Series A Share certificates and any other required documents to Mellon Investor Services LLC, the Depositary, prior to the expiration of the Offer, tender your Series A Shares by complying with the guaranteed delivery procedures described in Section 3, "Procedures for Accepting the Offer and Tendering Shares."

        By executing and delivering the Letter of Transmittal, each tendering stockholder will also be indicating that such stockholder is tendering his Escrow Shares pursuant to the Offer. Such Escrow Shares will be replaced by an equal number of Series B Shares, which will be deposited with the escrow agent in accordance with the terms of the Escrow Agreement.

Until when can I withdraw previously tendered Series A Shares?

        You may withdraw any previously tendered Series A Shares at any time prior to the Expiration Date. Please see Section 4, "Withdrawal Rights."

How do I withdraw my previously tendered Series A Shares?

        In order to withdraw your tendered Series A Shares, you must deliver a written or facsimile notice of withdrawal with the required information to Mellon Investor Services LLC, the Depositary, while you still have the right to withdraw. If you tendered Series A Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your tendered Series A Shares.

When and how will I receive Series B Shares in exchange for my tendered Series A Shares?

        We will issue Series B Shares for all validly tendered and not withdrawn Series A Shares promptly after the Expiration Date. If the Offer is completed, we expect the Exchange Date to be January 8, 2004. We reserve the right, in our sole discretion and subject to applicable law, to delay the exchange of Series A Shares in order to comply with applicable law.

        We will exchange your validly tendered and not withdrawn Series A Shares for an equal number of Series B Shares by depositing the aggregate number of Series B Shares with Mellon Investor Services LLC, which will act as your agent for purposes of receiving Series B Shares from us and transmitting the Series B Shares to you. In all cases, the exchange will be made only after timely receipt by Mellon Investor Services LLC of certificates for such Series A Shares, plus a properly completed and duly executed Letter of Transmittal and any other required documents for such Series A Shares. See Section 3, "Procedures for Accepting the Offer and Tendering Shares" and Section 2, "Acceptance for Exchange and Exchange of Shares."

What do LaBranche and its board of directors think of the Offer?

        Neither we nor our executive officers or board of directors make any recommendation to you as to whether to tender your Series A Shares.

What are the tax consequences of the transaction to me?

        We believe that the exchange of Series B Shares for Series A Shares pursuant to the Offer should not constitute a taxable exchange. See Section 12, "Material United States Federal Income Tax Consequences."

If I decide not to tender, how will the Offer affect my Series A Shares?

        Completion of the Offer is contingent upon all the issued and outstanding Series A Shares being tendered. If you do not tender all the Series A Shares that you own, the Offer will not be completed.

Will the company continue to make SEC filings?

        Yes. We will continue to file reports with the SEC so long as our publicly traded common stock remains outstanding.

What is the market value of my Series A Shares as of a recent date?

        There is no public trading market for the Series A Shares; however, the liquidation preference of the Series A Shares is $1,000 per share. We advise you to consult your own advisors as to the value of the Series A Shares.

What is the market value of the Series B Shares?

        There will be no public trading market for the Series B Shares; however, the liquidation preference of the Series B Shares will be $1,000 per share. We advise you to consult your own advisors as to the value of the Series B Shares.

With whom may I talk if I have questions about the Offer?

        You may call Mellon Investor Services LLC, the Information Agent, at (800) 814-0301. Please see the back cover of this Offer to Exchange.

Have dividends been paid on the Series A Shares during the past two years?

        Yes. We have made all dividend payments to the holders of our Series A Shares on the scheduled payment dates since their original issuance in March 2001.

Have you repurchased any Series A Shares during the last two years?

        Yes. We have repurchased approximately 52,814 Series A Shares pursuant to tender offers completed in February 2002 and February 2003. In August 2002, we issued subordinated notes in the aggregate principal amount of $8 million in exchange for 8,000 Series A Shares. Please see Section 5, "Background and Purpose of the Offer; Plans and Proposals."

RISK FACTORS

        The following risk factors should be carefully considered in evaluating us and our business because they have a significant impact on our business, operating results, financial condition, and cash flows. If any of these risks actually occurs, our business, financial condition, operating results and/or cash flows could be harmed.

Risks Relating to Our Business

Our revenues may decrease due to changes affecting the economy, such as increases in interest rates or inflation, or changes affecting the securities markets, such as decreased volume, volatility or liquidity.

        As we have witnessed over the last several years, adverse changes affecting the economy or the securities markets could result in a decline in market volume, volatility or liquidity, thus lowering revenues from our specialist, market-making and execution and clearing activities. Historically, increases in our revenues have resulted primarily from increases in the volume of trading on the NYSE, volatility in the prices of publicly-traded securities and favorable conditions in the securities markets. In recent years, however, the economy has slowed and financial markets have become less prosperous in comparison to the immediately preceding several years. Only recently in 2003 have there been signs of an economic recovery signaling a possible return to more favorable conditions in the securities markets. If adverse changes affecting the economy and the securities markets return, causing declines in market volume or compromised market liquidity, our revenues could decline even further and our results of operations could be more adversely affected.

A global and U.S. economic downturn and declines in price levels of securities could cause us to incur losses.

        Many of the difficult global market and economic conditions that existed during 2001 and 2002 have continued in 2003. Weak corporate earnings, continuing uncertainty about the strength and pace of the global economic recovery and continued reports of corporate accounting and governance irregularities have undermined investor confidence, and the equity markets in which we operate have experienced significant declines in recent years. Uncertainty surrounding lingering terrorist threats and increased geopolitical tensions also have contributed to investors becoming increasingly risk-averse.

        These conditions have affected our recent results of operations and may adversely affect our operations in the future. While U.S. equity prices generally have recovered somewhat in 2003, adverse changes in the economy and the securities markets could return, resulting in:

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  losses from declines in the market value of securities held in our accounts;

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  the failure of buyers and sellers of securities to fulfill their settlement obligations; and

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  increases in claims and litigation.

        Whether these market and economic conditions will continue to improve and whether we will be able to adequately protect our interests and maintain revenues in the future is uncertain.

Our revenues may fluctuate significantly based on factors relating to the securities markets. These factors include:

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  a significant decrease in trading volume on the NYSE, the AMEX and other exchanges;

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  volatility in the securities markets; and

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  changes in the value of our securities positions.

        Many elements of our cost structure do not decline if we experience reductions in our revenues. As a result, if market conditions cause our revenues to decline, we may be unable to adjust our cost structure on a timely basis and we could suffer losses.

Risks associated with our trading transactions could result in trading losses.

        A majority of our specialist-related revenues are derived from trading by us as principal. We may incur trading losses relating to these activities since each such trade primarily involves the purchase, sale or short sale of securities for our own account. In any period, we may incur trading losses in a significant number of our specialist stocks, options, rights and ETFs for a variety of reasons, including price declines of our specialist stocks, options, rights and ETFs, lack of trading volume in our specialist stocks, options, rights and ETFs and the required performance of our specialist obligations. From time to time, we have large position concentrations in securities of a single issuer or issuers engaged in a specific industry. In general, because our inventory of securities is marked to market on a daily basis, any downward price movement in these securities will result in a reduction of our revenues and operating profits. As a specialist and market maker in options, ETFs and futures, our LSP subsidiary also is responsible for creating a fair and orderly market, and trades securities as principal out of both obligation and inclination. LSP's options, ETFs, futures and foreign currency trading exposes it to certain risks, such as price fluctuations, foreign currency movements and changes in the liquidity of markets. In addition, these derivative instruments expose LSP to volatility, credit and foreign exchange risk, among other types of risks.

        Although we have adopted risk management policies, we cannot be sure that these policies have been formulated properly to identify or completely limit our risks. Even if these policies are formulated properly, we cannot be sure that we will successfully implement these policies. As a result, we may not be able to manage our risks successfully or avoid trading losses.

Specialist rules may require us to make unprofitable trades or to refrain from making profitable trades.

        When we trade as principal, we attempt to derive a profit from the difference between the prices at which we buy and sell securities. Our role as a specialist, at times, requires us to make trades that adversely affect our profitability. In addition, as a specialist, we are at times required to refrain from trading for our own account in circumstances in which it may be to our advantage to trade. For example, we may be obligated to act as a principal when buyers or sellers outnumber each other. In those instances, we may take a position counter to the market, buying or selling shares to support an orderly market in the affected stocks. In order to perform these obligations, we hold varying amounts of securities in inventory. In addition, specialists generally may not trade for their own account when public buyers are meeting public sellers in an orderly fashion and may not compete with public orders at the same price. By having to support an orderly market, maintain inventory positions and refrain from trading under some favorable conditions, we are subject to risk. Additionally, the NYSE and the AMEX periodically amend their rules and may make the rules governing our activities as a specialist more stringent or may implement changes which could adversely affect our trading revenues. As described elsewhere in this Offer to Exchange, it is possible that the recent well-publicized NYSE and SEC investigations of NYSE specialist trading practices could lead to such rule changes.

We depend significantly on revenues from our NYSE specialist activities with respect to a small group of listed companies, and the loss of any of them could reduce our revenues.

        Historically, a relatively small number of listed companies have accounted for a significant portion of our revenues from our NYSE specialist trading activities. The loss of any of these listed companies could have an adverse effect on our revenues. For the years ended December 31, 2000, 2001 and 2002, transactions in our 10 most actively traded NYSE specialist stocks accounted for approximately 38.7%, 28.2% and 27.5% of our total principal revenues, respectively. The composition of these top ten most actively traded specialist stocks changes continuously. We cannot be certain that we will be able to retain these or other of our top listed companies. We can lose these listed companies if they cease to be traded on the NYSE as a result of being acquired or otherwise delisted. In addition, if the NYSE were to determine that we have failed to fulfill our obligations as specialist for a listed company, our registration as the specialist for that listed company could be canceled or suspended.

We depend primarily on our specialist activities, and if they fail to grow as anticipated, it would harm our revenues.

        We derive the vast majority of our revenues from specialist activities. If demand for our specialist services fails to grow, grows more slowly than we currently anticipate or declines, our revenues would be adversely affected. We expect our specialist activities to continue to account for the vast majority of our revenues for the foreseeable future. Our future success will depend on:

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  continued growth in the volume of trading and the number of listings on the NYSE, the AMEX and other exchanges;

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  our ability to be chosen as the specialist for additional listing companies;

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  our ability to respond to regulatory and technological changes; and

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  our ability to respond to changing demands in the marketplace.

We may have difficulty successfully managing our growth.

        Our business has grown significantly since 1997, primarily due to acquisitions we have made during this period. Our inability to successfully and timely integrate the operations and personnel of the businesses we have acquired could have an adverse effect on our business, financial condition and/or operating results. If the benefits of these acquisitions do not meet the expectations of investors or financial or industry analysts or if we do not successfully manage our growth, the market price of our common stock may decline. The growth of our business has increased the demands upon our management and operations. This growth has required, and will continue to require, us to increase our investment in management personnel, financial and management systems and controls, and facilities. The scope of procedures for assuring compliance with applicable rules and regulations has changed as the size and complexity of our business has increased. In response, we have implemented formal compliance procedures which are regularly updated. Our future operating results will depend on our ability to continue:

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  to improve our systems for operations, financial control, and communication and information management;

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  to refine our compliance procedures and enhance our compliance oversight;

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  to maintain a relationship with the customers of the firms we have acquired (i.e., the companies in whose stocks they made a market prior to the acquisitions), as well as our ability to maintain our customer base; and

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  to retain and incentivize our employees.

Trading through specialists could be replaced by alternative trading systems which could reduce our revenue.

        Alternative trading systems could reduce the levels of trading of NYSE-listed and AMEX-listed securities executed through specialists. This, in turn, could have an adverse effect on our revenues. Over the past few years, a number of alternative trading systems have developed or emerged which may compete with specialists by increasing trading in NYSE-listed and AMEX-listed securities off the NYSE and AMEX trading floors and in over-the-counter markets. In the future, similar new systems may continue to be developed and placed in operation. In addition, as described elsewhere in this Offer to Exchange, it is possible that the recent well-publicized NYSE and SEC investigations of NYSE specialist trading practices may lead to certain rule changes which could result in increased trading of NYSE-listed and AMEX-listed securities through these alternative trading systems and thus reduced levels of trading of such securities through specialists.

We have significant indebtedness and interest payment obligations.

        As of September 30, 2003, we had outstanding total consolidated debt in the principal amount of approximately $377.7 million. This calculation of debt excludes subordinated liabilities related to contributed exchange memberships. LaBranche also may borrow, subject to certain conditions, up to $200.0 million in order to finance its specialist security positions under a revolving credit facility with a U.S. commercial bank. We also may need to incur additional debt in the future for working capital or to complete acquisitions, even though our existing debt obligations impose limits on our ability to do so. Our significant level of debt could have important consequences, including the following:

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  our ability to obtain additional financing to fund future growth, working capital, capital expenditures, debt service requirements or other purposes may be impaired;

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  our ability to use operating cash flow in other areas of our business will be limited because we must dedicate a substantial portion of these funds to make principal and interest payments;

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  we may be hindered from competing with other firms in our industry; and

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  our amount of debt may limit our flexibility to adjust to changing market conditions, changes in our industry and economic downturns.

        Our ability to satisfy our debt obligations will depend upon our future operating performance and our ability to refinance our existing indebtedness or obtain additional debt or equity financing. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. If in the future we cannot generate sufficient cash from operations to meet our debt obligations, we will need to refinance our debt obligations, obtain additional financing or sell assets. We cannot be sure that our business will generate cash flow or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

        Further, our LaBranche and LFSI subsidiaries are broker-dealers regulated by the SEC, the NYSE, the NASD and the AMEX, and LSP also is a broker-dealer regulated by the SEC and the AMEX. Such regulations include strict rules regarding capital requirements and approval for withdrawals of capital from, and in some cases, other distributions by, a broker-dealer. These regulations could prevent us from obtaining funds necessary to satisfy our obligations to pay interest on or repay our indebtedness.

Our ability to take actions may be restricted by the terms of our indebtedness.

        The covenants in our existing debt agreements, including LaBranche's credit agreement with a U.S. commercial bank, the note purchase agreements relating to LaBranche's remaining senior subordinated indebtedness, the indentures governing our senior notes and senior subordinated notes and any future financing agreements, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. These covenants limit or restrict our ability and the ability of our subsidiaries to:

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  incur additional debt;

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  pay dividends and make distributions;

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  repurchase our securities;

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  make certain investments;

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  create liens on our assets;

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  transfer or sell assets;

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  enter into transactions with affiliates;

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  issue or sell stock of subsidiaries; or

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  merge or consolidate.

        Currently, for example, we are unable, under the terms of the indentures governing our 9.5% senior notes and our 12% senior subordinated notes, to pay dividends with respect to our common stock or Series A Shares or repurchase our securities because our "consolidated fixed charge coverage ratio" is below 2.75:1. In addition, the credit agreement and the note purchase agreements also require LaBranche to comply with certain financial covenants. LaBranche's ability to comply with these ratios may be affected by events beyond our or its control. If any of the covenants in the credit agreement, the note purchase agreements or the indentures governing our senior notes and senior subordinated notes is breached, or if LaBranche is unable to comply with required financial ratios, it may be in default under the credit agreement or the note purchase agreements and we may be in default under the indentures relating to our senior notes and senior subordinated notes. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. Compliance with the covenants is also a condition to borrowings under the credit agreement.

We are required to take certain actions upon the occurrence of a change of control.

        Upon the occurrence of a change of control, we will be required to offer to repurchase all of our outstanding senior notes and senior subordinated notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of repurchase. Certain important corporate events, such as leveraged recapitalizations that would increase our level of indebtedness, would not constitute a change of control. If a change of control were to occur, it is possible that we would not have sufficient funds to repurchase our outstanding senior notes and senior subordinated notes or that restrictions in LaBranche's credit agreement, the note purchase agreements relating to LaBranche's senior subordinated indebtedness, the indentures governing our senior notes and senior subordinated notes will not allow such repurchase. Furthermore, a change of control may, in certain circumstances, trigger accelerated repayment obligations under LaBranche's credit agreement, the note purchase agreements relating to LaBranche's senior subordinated indebtedness and the indentures governing our senior notes and senior subordinated notes. To the extent we do not have sufficient funds to meet our repurchase obligations and any other obligations in respect of the credit agreement, the note purchase agreements and the indentures relating to our senior notes and senior subordinated notes, we would necessarily seek third-party financing. However, it is possible that we will not be able to obtain such financing.

We may have insufficient capital in the future and may be unable to secure additional financing when we need it.

        Our business depends on the availability of adequate capital. We cannot be sure that we will have sufficient capital in the future or that additional financing will be available on a timely basis, or on terms favorable to us. Historically, we have satisfied these needs with internally generated funds and the issuance of subordinated debt by our operating subsidiaries and the issuance of senior notes, senior subordinated notes and common stock. We currently anticipate that our available cash resources and credit facilities will be sufficient to meet our anticipated working capital, regulatory capital and capital expenditure requirements through at least the next twelve months. We may, however, need to raise additional funds to:

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  increase the capital available to us for our inventory positions;

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  support more rapid expansion;

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  acquire complementary businesses;

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  repay our senior notes and/or senior subordinated notes; or

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  respond to unanticipated capital requirements.

        We may be required to obtain this additional financing on short notice as a result of rapid, unanticipated developments, such as a steep market decline.

Our success depends on our ability to accurately process and record our transactions, and any failure to do so could subject us to losses.

        Our specialist, market-making and clearing and execution activities require us to accurately record and process a very large number of transactions on a daily basis. Any failure or delay in recording or processing transactions could cause substantial losses for brokers, their customers and/or us and could subject us to claims for losses. We rely on our staff to operate and maintain our information and communications systems properly, and we depend on the integrity and performance of those systems. Our recording and processing of trades is subject to human and processing errors. Moreover, extraordinary trading volume or other events could cause our information and communications systems to operate at an unacceptably low speed or even fail. Any significant degradation or failure of our information systems or any other systems in the trading process could cause us to fail to complete transactions or could cause brokers who place trades through us to suffer delays in trading.

Recent terrorist attacks have contributed to economic instability in the United States; continued terrorist attacks, war or other civil disturbances could lead to further economic instability and depress our stock price.

        On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, with the attacks in New York City particularly affecting our operations. These attacks may cause long-term instability in the global financial markets. The United States is also currently conducting military operations in response to the terrorist attacks and in Iraq. These attacks and the United States military campaign may lead to substantial armed hostilities, war or further acts of terrorism and civil disturbances in the United States or elsewhere, which may contribute further to economic instability in the United States and could have a material adverse effect on our business, financial condition and operating results.

        Our offices are located in close proximity to the terrorist attacks on the World Trade Center on September 11, 2001. The aftermath of the attacks on the World Trade Center required us to close our operations and temporarily operate from our disaster recovery site. The NYSE also was forced to stop operating for four consecutive trading days, which caused our operations to halt and could have compromised the liquidity of that market during closure. If additional terrorist attacks occur in close proximity to our offices, or upon our office buildings, the NYSE or the AMEX, we could be forced to relocate for a longer period of time, or permanently. Furthermore, additional terrorist attacks in New York City, or on our buildings, the NYSE or the AMEX, or additional armed hostilities within the United States, could cause significant delays or stoppages in our business activities, which would significantly harm our revenues and profits.

Our information or communication systems may fail and interrupt our business.

        Any information or communication systems failure or decrease in information or communications systems performance that causes interruptions in our operations could have an adverse effect on our business, financial condition and/or operating results. Our systems may fail as a result of:

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  hardware or software failure; or

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  power or telecommunications failure.

The September 11, 2001 terrorist attacks, particularly the attacks on the World Trade Center, caused a temporary lapse in some of our information and communications systems. It is possible that additional terrorist attacks may occur in the future and that such attacks could compromise or disable our systems. In a similar vein, the August 14, 2003 electricity blackout which affected much of the Northeast region of the United States also hampered the NYSE's and our operations. Although we have established back-up disaster recovery centers in New Jersey and New York, they may not be effective in preventing an interruption of our business. It is also possible that any future terrorist activities or an act of war in retaliation against the current United States military activities could harm our operations and/or disaster recovery centers, which could significantly harm our business.

We depend on the NYSE, the AMEX and clearing and depository institutions to effect trades, and their failure to perform could subject us to losses.

        We are dependent on the proper and timely function of complex information and communications systems maintained and operated by or for the NYSE, the AMEX and clearing and depository institutions. Failures or inadequate or slow performance of any of those systems could adversely affect our ability to operate and complete trades. The chances of such failures or inadequacies would likely escalate if there are additional terrorist attacks in New York City, the United States or elsewhere. The failure to complete trades on a timely basis could subject us to losses and claims for losses of brokers and their customers.

Our future success will depend on our ability to upgrade our information and communications systems, and any failure to do so could harm our business and profitability.

        The development of complex communications and new technologies, including Internet-based technologies, may render our existing information and communications systems outdated. In addition, our information and communications systems must be compatible with those of the NYSE and the AMEX. As a result, if the NYSE or the AMEX upgrades its systems, we will need to make corresponding upgrades. Our future success will depend on our ability to respond to changing technologies on a timely and cost-effective basis. We cannot be sure that we will be successful in upgrading our information and communications systems on a timely or cost-effective basis. Our failure to do so could have an adverse effect on our business, financial condition and/or operating results.

        The NYSE's ability to develop information and communications systems and complex computer and other technology systems has been instrumental in its growth and success. We are dependent on the continuing development of technological advances by the NYSE and the AMEX, a process over which we have no control. If the NYSE for any reason is unable to continue its history of computer-related and other technological developments and advances, it could have an adverse effect on the success of the NYSE, including its ability to grow, to manage its trading volumes and to attract new listings. Any such developments can be expected to adversely affect our operations, financial condition and operating results.

If we lose the services of our key personnel or cannot hire additional qualified personnel, our business will be harmed.

        Our future success depends on the continued service of key employees, particularly Michael LaBranche, our Chairman, Chief Executive Officer and President. The loss of the services of any of our key personnel or the inability to identify, hire, train and retain other qualified personnel in the future could have an adverse effect on our business, financial condition and/or operating results. We have employment agreements with Mr. LaBranche and other key employees. Competition for key personnel and other highly qualified management, trading, compliance and technical personnel is intense. We cannot assure you that we will be able to attract new or retain currently employed highly qualified personnel in the future.

        In connection with our 1999 reorganization from partnership to corporate form and initial public offering of our common stock, a number of our current managing directors received substantial amounts of our common stock in exchange for their partnership interests. Because the shares of common stock were received in exchange for partnership interests, ownership of the shares is not dependent upon the continued employment of those managing directors. In addition, in and subsequent to our 1999 reorganization, many of our employees who are not managing directors have received grants of stock options and restricted stock units. The steps we have taken to encourage the continued service of these individuals, who include key senior personnel, may not be effective.

We are subject to intense competition for new listings, and our profitability will suffer if we do not compete effectively.

        We cannot be sure that we will be able to compete effectively with current or future competitors. Our failure to compete effectively would have an adverse effect on our profitability. We obtain all our new listings on the NYSE by going through an allocation process. In this process, either a committee of the NYSE or the listing company chooses the specialist. The competition for obtaining new listing companies is intense. We expect competition to continue and intensify in the future. Some of our competitors may have significantly greater financial and other resources than we have and may have greater name recognition. These competitors may be able to respond more quickly to new or evolving opportunities and listing company requirements. They also may be able to undertake more extensive promotional activities to attract new listing companies. In addition, the specialist industry has recently been consolidating. The combined companies resulting from this consolidation may have a stronger capital base. This trend has intensified the competition in our industry. Finally, the NYSE retains the ability to name new specialist firms.

The failure by us or our employees to comply with applicable laws and regulations could result in substantial fines and other penalties.

        The securities industry is subject to extensive regulation under both federal and state laws. In addition, the SEC, the NYSE, the NASD, the AMEX, other self-regulatory organizations, commonly referred to as SROs, and state securities commissions require strict compliance with their respective rules and regulations. Failure to comply with any of these laws, rules or regulations could result in serious adverse consequences. As a result of our recent acquisitions, the number of our employees has increased significantly, and our lack of experience working with these employees increases the risk that we will not detect or deter employee misconduct. LaBranche is currently under investigation, along with several other NYSE specialist firms, by the NYSE and the SEC for allegedly engaging in prohibited trading practices, including inter-positioning and trading ahead of customer orders in certain situations. These investigations are ongoing, and we believe that our specialists have acted in accordance with applicable NYSE specialist trading rules. Nevertheless, these investigations could result in a settlement, determination or judgment requiring substantial payments by us, including the costs of defending such investigations, the imposition of substantial sanctions, fines or penalties and the suspension or revocation of our registration with the SEC as a broker-dealer or our suspension or expulsion as a member firm of the NYSE and AMEX. In the latter case, we would be unable to operate our business.

The regulatory environment in which we operate may change, making it difficult for us to maintain our levels of profitability.

        The regulatory environment in which we operate is subject to change which we cannot predict. It may be difficult for us to comply with new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities and SROs, including the NYSE and the AMEX. Failure to comply would have an adverse effect on our business, financial condition and/or operating results. Changes in the interpretation or enforcement of existing laws and rules by the SEC, these governmental authorities, SROs, the NYSE and the AMEX also could have an adverse effect on our business, financial condition and/or operating results. In particular, the recent well-publicized NYSE and SEC investigations of NYSE specialist trading practices could result in significant regulatory and market changes which could dramatically alter or limit how we conduct our business and adversely affect our trading revenues.

Failure to comply with net capital and net liquid asset requirements may result in the revocation of our registration with the SEC or our expulsion from the NYSE and/or the AMEX.

        The SEC, the NYSE, the AMEX and various other regulatory agencies have stringent rules with respect to the maintenance of minimum levels of capital and net liquid assets by securities brokers-dealers as well as specialist firms. As a broker-dealer, LaBranche is subject to regulatory requirements intended to ensure the general financial soundness and liquidity of broker-dealers and requiring the maintenance of minimum levels of net capital, as defined in SEC Rule 15c3-1. LaBranche is required to maintain minimum net capital, as defined, equivalent to the greater of $100,000 or 1/15 of aggregate indebtedness, as defined. NYSE Rule 326(c) also prohibits a broker-dealer from repaying subordinated borrowings, paying cash dividends, making loans to any parent, affiliates or employees, or otherwise entering into transactions which would result in a reduction of its total net capital to less than 150.0% of its required minimum capital. Moreover, broker-dealers are required to notify the SEC prior to repaying subordinated borrowings paying dividends and making loans to any parent, affiliates or employees, or otherwise entering into transactions which, if executed, would result in a reduction of 30.0% or more of their excess net capital (net capital less minimum requirement). The SEC may prohibit or restrict such transactions if the result is deemed detrimental to the financial integrity of the broker-dealer. As of September 30, 2003, LaBranche's net capital, as defined under SEC Rule 15c3-1, was $463.7 million, which exceeded the minimum requirements by $462.0 million.

        The NYSE generally requires its specialist firms to maintain a minimum dollar regulatory capital amount in order to establish that they can meet, with their own net liquid assets, their position requirement. As of September 30, 2003, LaBranche's NYSE minimum required dollar amount of net liquid assets, as defined, was $446.0 million. Its actual net liquid assets as of that date were $473.1 million.

        The AMEX generally requires its equity specialist firms to maintain a cash or liquid asset position of the greater of (a) $600,000, or (b) an amount sufficient to assume a position of sixty trading units of each security in which the specialist is registered. As of September 30, 2003, LaBranche satisfied the AMEX equity specialist liquid asset requirements.

        As a registered broker-dealer and member firm of the NYSE, LFSI also is subject to SEC Rule 15c3-1, as adopted and administered by the NYSE and the SEC. Under the alternative method permitted by the rule, the minimum required net capital of LFSI as of September 30, 2003 was equal to the greater of $1.5 million or 2.0% of aggregate debit items as defined. As of September 30, 2003, LFSI's net capital, as defined under SEC Rule 15c3-1, was $15.5 million and exceeded minimum net capital requirements by $14.0 million.

        As a registered broker-dealer and AMEX member firm, LSP is subject to SEC Rule 15c3-1, as adopted and administered by the AMEX and the SEC. LSP is required to maintain minimum net capital, as defined, equivalent to the greater of $100,000 or 1/15 of aggregate indebtedness, as defined. As of September 30, 2003, LSP's net capital, as defined under SEC Rule 15c3-1, was $18.6 million, which exceeded minimum net capital requirements by $18.5 million.

        Failure by any of our subsidiaries to maintain the required net capital and net liquid assets may subject it to suspension or revocation of its SEC registration or suspension or expulsion by the NYSE and/or the AMEX. If this occurred, it would be unable to operate its business. In addition, a change in these rules, the imposition of new rules or any unusually large requirement or charge against our regulatory capital could limit any of our operations that require the intensive use of capital. These rules could also restrict our ability to withdraw capital from our broker-dealers. Any limitation on our ability to withdraw capital from subsidiaries could limit our ability to pay cash dividends, repay debt and repurchase shares of our outstanding stock. A substantial market decline, a significant operating loss or any unusually large requirement or charge against regulatory capital could adversely affect our ability to expand or even maintain our present levels of business, which could have an adverse effect on our business, financial condition and/or operating results.

Employee misconduct is difficult to detect and deter and could result in losses.

        There have been a number of highly publicized cases involving fraud, stock manipulation or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases.

We are subject to risk relating to litigation and potential securities laws liability.

        Many aspects of our business involve substantial risks of liability. A specialist is exposed to substantial risks of liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC, the NYSE and the AMEX. As previously noted, LaBranche is currently under investigation, along with several other NYSE specialist firms, by the NYSE and the SEC for allegedly engaging in prohibited trading practices, including inter-positioning and trading ahead of customer orders in certain situations. These investigations are ongoing, and we believe that our specialists have acted in accordance with applicable NYSE specialist trading rules. Nevertheless, these investigations could result in a settlement, determination or judgment requiring substantial payments by us, including the costs of defending such investigations, the imposition of substantial sanctions, fines or penalties and the suspension or revocation of our registration with the SEC as a broker-dealer or our suspension or expulsion as a member firm of the NYSE and AMEX. In the latter case, we would be unable to operate our business.

        The pending NYSE and SEC investigations of our NYSE specialist trading practices have also resulted in the initiation of a number of purported class action proceedings against us and certain of our officers and directors in the United States District Court for the Southern District of New York. Certain of these lawsuits assert that by reason of LaBranche's allegedly illegal specialist trading activity during the period covered by the NYSE investigation, we violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by materially misrepresenting our financial performance during class periods alleged to have begun as early as August 1999 and to conclude on October 15, 2003 and that the named plaintiffs suffered economic harm by reason of the resulting decline in the public trading price of shares of our common stock. The remaining purported class action lawsuits have been commenced against us, certain of our officers and directors and other large NYSE specialist firms in the United States District Court for the Southern District of New York on behalf of persons or entities who purchased and/or sold shares of stocks of NYSE and AMEX listed companies for which the named firms acted as specialists during a class period alleged to have begun on October 17, 1998 and to conclude on October 15, 2003. Additionally, a purported shareholder derivative proceeding has been initiated in the Supreme Court of the State of New York, New York County, by two stockholders who are alleging breach of fiduciary duty by our directors and certain of our officers in connection with the alleged wrongdoing described above. As previously stated with respect to the ongoing NYSE and SEC investigations, we believe that LaBranche has acted properly. The defendants deny all allegations of wrongdoing in all of these proceedings. Nevertheless, there can be no assurance as to the outcome of the NYSE and SEC investigations or the timing of their resolution, and thus there can be no assurance as to the ultimate outcome or timing of the resolution of these class action and shareholder derivative proceedings. The range of possible resolutions in both the NYSE and SEC investigations and the class action and shareholder derivative proceedings against us could include determinations and judgments against us or settlements that could require substantial payments by us, including the costs of defending such investigations and suits, which could have a material adverse effect on our financial condition, results of operations and cash flows.

        We also are subject to the risk of litigation and claims that may be without merit. In particular, certain of the business operations conducted by LFSI's predecessor in interest, ROBB PECK McCOOEY Clearing Corporation, have been the target, from time to time, of various claims and lawsuits incidental to the ordinary course of their respective businesses. It is possible that we could incur significant legal expenses in defending ourselves against these and future lawsuits or claims. An adverse resolution of any future lawsuits or claims against us could have an adverse effect on our business, financial condition and/or operating results.

Counterparties may fail to pay us.

        Our securities transactions are conducted as principal and agent with broker-dealer counterparties located in the United States. The NYSE, the AMEX and the clearing houses monitor the credit standing of the counterparties with which we conduct business. However, we cannot assure you that any of these counterparties will not default on their obligations. If any do, our business, financial condition and/or operating results could be adversely affected.

Some of our executive officers are in a position to substantially control matters requiring a stockholder vote.

        Certain of our current and former managing directors who currently own approximately 46.3% of our outstanding common stock have entered into a stockholders' agreement under which they have agreed, among other things, that their shares of our common stock will be voted, for as long as they own their shares, as directed by a majority vote of Michael LaBranche, our Chairman, Chief Executive Officer and President, Alfred O. Hayward, Jr., our executive officer, director and Chief Executive Officer of LaBranche, and James G. Gallagher, our former executive officer and director. Accordingly, these individuals have the ability to substantially control most matters requiring approval by our common stockholders. These matters include the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all our assets. In addition, they are able to dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, a merger or consolidation, a takeover or another business combination.

        In addition, in the RPM Acquisition, we issued an aggregate of 100,000 Series A Shares to its former stockholders, of which approximately 39,185.773 shares remain outstanding as of December 4, 2003. The holders of our Series A Shares have the opportunity, as will the holders of our Series B Shares (assuming completion of the Offer to Exchange), to vote on certain matters that would affect their rights as holders of Series A Shares, any issuance of our capital stock with rights greater than or equal to theirs and any proposal for our merger or consolidation, the sale of more than 50% of our consolidated assets or any similar transaction. As of December 4, 2003, George E. Robb, Jr., our former director, beneficially owned an aggregate of approximately 52.0% of our Series A Shares. This concentration of ownership, therefore, also could have the effect of delaying, deferring or preventing a change in control, a merger or consolidation, a takeover or another business combination.

Future sales by existing stockholders could depress the market price of our common stock.

        If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. As of December 4, 2003, we had outstanding 59,791,036 shares of common stock. Certain of our current and former managing directors, who collectively own approximately 46.3% of our outstanding common stock as of December 4, 2003 are parties to a stockholders' agreement, under which approximately two-thirds of the shares held by these current and former managing directors have become eligible for sale in the public market. 11,562,114 of the remaining restricted shares held by these current and former managing directors will be eligible for sale in the public market on August 24, 2004.

        If large amounts of these shares are sold within a short period of time, the market price of our common stock would likely fall. In addition, subject to volume limitations under Rule 144 and the trading restrictions prescribed in our Insider Trading Policy, our directors and officers may be able to publicly sell shares of our common stock. If substantial, such sales could depress the market price for our common stock.

Uncertainties associated with our acquisitions may cause us to lose key personnel.

        Our current and prospective employees may experience uncertainty about their future roles with us due to the integration of our newly-acquired employees and businesses into ours. This uncertainty may adversely affect our ability to attract and retain key personnel, which would adversely affect our business and results of operations.

Risks Relating to this Offer

Upon the completion of the Offer, you will lose certain rights associated with your Series A Shares.

        Upon the completion of the Offer, you will be relinquishing the right, until September 30, 2004, to prohibit us from paying employee bonuses in the event we are not fully current in the payment of dividends with respect to your Series A Shares on their scheduled dividend payment dates.

We may be unable to pay dividends on the Series B Shares.

        Our ability to pay scheduled dividends on the Series B Shares, like the Series A Shares, is subject to, among other things, our compliance with financial covenants contained in the indentures governing our senior notes and senior subordinated notes. To the extent we are restricted from making dividend payments under these covenants, and cannot obtain a waiver, we will be unable to pay dividends with respect to the Series B Shares on their scheduled payment dates. After September 30, 2004, our failure to timely pay dividends on their scheduled payment dates will trigger the application of a prohibition on our payment of employee bonuses, including amounts payable out of the retention bonus pool and the deferred compensation plan established in connection with the RPM Acquisition, until such dividends are paid. The payment of bonuses to our employees is critical to our ability to continue to operate our business. If we are unable to pay bonuses to our employees, we risk the loss of a number of key employees and qualified personnel, whose departure would adversely affect our business, operating results and financial condition.

Our operations and financial condition may be adversely affected if the Offer is not completed.

        The indentures governing our outstanding 9.5% senior notes and 12% senior subordinated notes contain certain financial covenants which currently limit our ability to take certain actions, including paying dividends with respect to our Series A Shares. Moreover, under the certificate of designations governing the Series A Shares, we may not pay bonuses to our employees if we are not current in the payment of all dividends with respect to the Series A Shares. The next scheduled dividend payment date with respect to the Series A Shares is January 1, 2004, but we currently do not expect to be able to make such dividend payment because of the limitation on the payment of dividends applicable under the indentures governing our senior notes and senior subordinated notes. The inability to make such dividend payment will trigger the prohibition on our payment of employee bonuses, including amounts payable out of the retention bonus pool and the deferred compensation plan established in connection with the RPM Acquisition, until such dividends are paid. The payment of bonuses to our employees is critical to our ability to continue to operate our business. If we are unable to pay bonuses to our employees, we risk the loss of a number of key employees and qualified personnel, whose departure would adversely affect our business, operating results and financial condition.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

        Our ratio of earnings to fixed charges and preferred dividends was 3.75 for the year ended December 31, 2001, 3.67 for the year ended December 31, 2002 and 2.50 for the 12 months ended September 30, 2003. Fixed charges are comprised of interest expense on our outstanding indebtedness and scheduled dividend payments on our oustanding preferred stock.

        If the Offer is completed, the total dividends payable on the Series B Shares will be $3.1 million per year, or $1.6 million semiannually if the dividends are timely paid. If the dividend payable on the Series A Shares on January 1, 2004 and the dividend payable on the Series B Shares on July 1, 2004 are not timely paid, the dividends for 2004 will be $1.8 million for the six months ending June 30, 2004 and $1.7 million for the six months ending December 31, 2004.

BOOK VALUE INFORMATION

        At December 31, 2002, the book value per Series A Share was $961.24 per share.

THE OFFER

SECTION 1
TERMS OF THE OFFER; EXPIRATION DATE

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we are inviting all holders of Series A Shares to tender all the issued and outstanding Series A Shares in exchange for an equal number of Series B Shares, upon the terms and subject to the conditions set forth in the Offer. As of December 4, 2003, there were 39,185.773 Series A Shares issued and outstanding and 14 holders of record of the Series A Shares. We are offering to acquire from each holder of Series A Shares all Series A Shares owned by such holder. Assuming all Series A Shares are tendered pursuant to the Offer, we will exchange one Series B Share for each Series A Share tendered. The Offer will expire at 5:00 p.m., New York City Time, on Wednesday, January 7, 2004 (the "Expiration Date"), unless we extend the period of time for which the Offer is open, in which case, "Expiration Date" means the latest time and date on which the Offer, as so extended, shall expire.

        Assuming all Series A Shares are tendered pursuant to the Offer, we will issue one Series B Share in exchange for each validly tendered and not withdrawn Series A Share promptly after the Expiration Date. If the Offer is completed, we currently expect the Exchange Date to be January 8, 2004. We reserve the right, in our sole discretion and subject to applicable law, to delay exchange of Series A Shares for Series B Shares in order to comply with applicable law.

        If any Series A Shares are accepted for exchange pursuant to the Offer, stockholders who validly tender their Series A Shares (and do not withdraw their Series A Shares in accordance with the procedures set forth in Section 4, "Withdrawal Rights") pursuant to the Offer on or prior to the Expiration Date will receive Series B Shares on a one-for-one basis. The Offer will take place only if all the issued and outstanding Series A Shares have been tendered.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by written notice delivered to each stockholder by overnight courier or hand-delivery service, such notice in the case of an extension to be delivered no later than 5:00 p.m., New York City time, on the scheduled Expiration Date. Subject to applicable law (including Rules 13e-4(d)(2), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to deliver notice to the holders of Series A Shares, we will have no obligation to publish, advertise or otherwise communicate any such notice other than by delivering such notice to each stockholder by overnight courier or hand-delivery service prior to 5:00 p.m. on the Expiration Date.

        If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 14e-1 under the Exchange Act, and such change will be applicable to all stockholders whose Series A Shares are accepted for exchange pursuant to the Offer and, if at the time that notice of any such change is first delivered to holders of such Series A Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so delivered, the Offer will be extended at least until the expiration of such ten business day period.

        For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        This Offer to Exchange and the related Letter of Transmittal will be mailed by us to record holders of Series A Shares whose names appear on our stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Series A Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        If the Offer is completed, holders of Series A Shares will receive Series B Shares with the following rights compared to those associated with the ownership of Series A Shares:

Terms	Series A Shares	Proposed Series B Shares
Shares Outstanding	39,185.773	39,185.773
Liquidation Preference	Specified liquidation preference of $1,000 per share.	Specified liquidation preference of $1,000 per share.
Dividends
	Cumulative cash dividend at an annual rate of 8.0% of the liquidation preference of such shares until March 15, 2005, 10.0% until March 15, 2006, and 10.8% thereafter. Dividends are scheduled for payment on January 1 and July 1 of each year.
		Cumulative cash dividend at an annual rate of 8.0% of the liquidation preference of such shares until March 15, 2005, 10.0% until March 15, 2006, and 10.8% thereafter. Dividends are scheduled for payment on January 1 and July 1 of each year. If we fail to pay the dividend with respect to the Series A Shares which is payable on January 1, 2004, then the initial dividend payable with respect to the Series B Shares will be deemed to have accrued from July 1, 2003.

	If we are not current in the payment of any dividend with respect to the Series A Shares, we cannot pay employee bonuses (or compensation in lieu thereof), including amounts payable out of the retention bonus pool or the deferred compensation plan established in connection with the RPM Acquisition, or pay dividends with respect to, or purchase or set aside any funds for the purchase of, any junior securities.
		If we fail to pay in full, on its scheduled payment date, the dividend payable on January 1, 2004 with respect to the Series A Shares, then the dividend payable on July 1, 2004 with respect to the Series B Shares will accrue at an annual rate of 9% instead of 8% from January 1, 2004 through June 30, 2004, and if we fail to pay, on its scheduled payment date, the dividend payable on July 1, 2004 with respect to the Series B Shares, then the dividend payable on January 1, 2005 will accrue at an annual rate of 9% instead of 8% through September 30, 2004 and 8% thereafter through December 31, 2004. We are not prohibited from paying employee bonuses (or compensation in lieu thereof), including amounts payable out of the retention bonus pool or the deferred compensation plan established in connection with the RPM Acquisition, if any dividend initially payable with respect to the Series A Shares or the Series B Shares on or prior to September 30, 2004 is not timely paid in full, but we cannot pay dividends with respect to, or purchase or set aside funds for the purchase of, any junior securities while we are not current in the payment of dividends with respect to the Series A Shares or the Series B Shares. The prohibition on our payment of employee bonuses, including amounts payable out of the retention bonus pool or the deferred compensation plan established in connection with the RPM Acquisition, will apply if we are not current in the payment of any dividend initially payable after September 30, 2004, unless such prohibition is waived in writing by the holders of a majority of the outstanding Series B Shares.

Voting Rights
The vote or written consent of holders of at least a majority of the Series A Shares, voting separately as a class, is necessary for effecting or validating certain matters, including: (i) any amendment, alteration or repeal of our Certificate of Incorporation or Bylaws if such change affects the Series A Shares; (ii) the authorization, creation and issuance of a class or series of stock that (A) ranks senior or equal to the Series A Shares or (B) contains any mandatory or optional redemption provision; (iii) changes the total number of authorized Series A Shares; (iv) certain transactions or series of transactions if in connection with or as a result of such transaction or transactions, the holders of Series A Shares are not entitled to receive cash for such shares in an amount equal to the aggregate liquidation preference thereof; and (iv) the redemption or repurchase, except in specific circumstances, of any of our equity securities which rank junior to the Series A Shares.
The vote or written consent of holders of at least a majority of the Series B Shares, voting separately as a class, is necessary for effecting or validating certain matters including: (i) any amendment, alteration or repeal of our Certificate of Incorporation or Bylaws if such change affects the Series B Shares; (ii) the authorization, creation and issuance of a class or series of stock that (A) ranks senior or equal to the Series B Shares or (B) contains any mandatory or optional redemption provision; (iii) changes the total number of authorized Series B Shares; (iv) certain transactions or series of transactions if in connection with or as a result of such transaction or transactions, the holders of Series B Shares are not entitled to receive cash for such shares in an amount equal to the aggregate liquidation preference thereof; and (iv) the redemption or repurchase, except in specific circumstances, of any of our equity securities which rank junior to the Series B Shares.

Liquidation Rights
In the event of our liquidation, dissolution or winding up, each holder of Series A Shares will be entitled to be paid out of our assets, prior to all other classes of our stock or other equity securities, an amount per Series A Share equal to the sum of its liquidation preference and all accrued and unpaid dividends thereon.
In the event of our liquidation, dissolution or winding up, each holder of Series B Shares will be entitled to be paid out of our assets, prior to all other classes of our stock or other equity securities, an amount per Series B Share equal to the sum of its liquidation preference and all accrued and unpaid dividends thereon.
Limitation on Repurchase Offers
We cannot acquire directly or indirectly by purchase or otherwise any of the outstanding Series A Shares, except pursuant to an offer made equally and ratably to all holders of Series A Shares for the same amount and type of consideration per Series A Share and upon the same terms and conditions.
We cannot acquire directly or indirectly by purchase or otherwise any of the outstanding Series B Shares, except pursuant to an offer made equally and ratably to all holders of Series B Shares for the same amount and type of consideration per Series B Share and upon the same terms and conditions.

SECTION 2
ACCEPTANCE FOR EXCHANGE AND EXCHANGE OF SHARES

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange all Series A Shares tendered by each stockholder (and not properly withdrawn in accordance with the procedures described in Section 4, "Withdrawal Rights") prior to the Expiration Date promptly after the Expiration Date. If all issued and outstanding Series A Shares have been tendered, we will exchange all Series A Shares promptly following the acceptance of the Series A Shares for exchange pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC, we expressly reserve the right to delay the exchange of Series B Shares for Series A Shares in order to comply in whole or in part with applicable laws. See Section 1, "Terms of the Offer; Expiration Date" and Section 11, "Certain Legal Matters and Regulatory Matters."

        If all issued and outstanding Series A Shares have been tendered, the exchange of Series B Shares for Series A Shares tendered and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Series A Shares (the "Series A Share Certificates") pursuant to the procedures set forth in Section 3, "Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required under the Letter of Transmittal. For purposes of the Offer, we will be deemed to have accepted for exchange (and thereby have acquired) Series A Shares validly tendered and not properly withdrawn as, if and when we give notice to the Depositary of our acceptance for exchange of such Series A Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Series A Shares accepted for exchange pursuant to the Offer will be made by deposit of the Depositary, which will act as agent for tendering stockholders for the purpose of receiving Series B Shares from us and transmitting such Series B Shares to tendering stockholders whose Series A Shares have been accepted for exchange.

        The Offer entitles you to tender all the Series A Shares that you own We will exchange Series B Shares for all Series A Shares validly tendered (and not withdrawn) prior to the Expiration Date on a one-for-one basis. Completion of the Offer will take place only if all the issued and outstanding Series A Shares are tendered and not withdrawn prior to the Expiration Date.

        If tendered Series A Shares are not accepted for exchange for any reason pursuant to the terms and conditions of the Offer, Series A Share Certificates evidencing Series A Shares not accepted for exchange will be returned, without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

SECTION 3
PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

        Tender of Series A Shares.    The tender by a stockholder (and subsequent acceptance of such tender by us) pursuant to one of the procedures set forth below will constitute an agreement between such stockholder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

        Only stockholders are authorized to tender their Series A Shares. The procedures by which Series A Shares may be tendered by beneficial owners that are not stockholders will depend on the manner in which the Series A Shares are held. Each stockholder who validly tenders Series A Shares pursuant to the Offer on or prior to the Expiration Date will receive one Series B Share in exchange for each Series A Share that such stockholder validly tenders.

        Tender of Series A Shares Held in Physical Form.    To effectively tender Series A Shares held in physical form pursuant to the Offer, a properly completed Letter of Transmittal (or a facsimile thereof duly executed by the stockholder), and any other documents required by the Letter of Transmittal, with the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Exchange, on or prior to the Expiration Date. Alternatively, a tendering stockholder may instead comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and any certificates evidencing Series A Shares tendered pursuant to the Offer should be sent only to the Depositary and should not be sent to us.

        The proper completion, execution and delivery of the Letter of Transmittal by a registered holder of Series A Shares will constitute a tender of Series A Shares by such stockholder.

        If Series A Shares are registered in the name of a person other than the person executing the Letter of Transmittal with respect to such Series A Shares, then, in order to validly tender such Series A Shares pursuant to the Offer, the Series A Shares must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed by such registered stockholder or stockholders as his or their name or names appears thereon, with the signature(s) on the Series A Shares or instruments of transfer guaranteed as provided below.

        Tender of Series A Shares Held Through a Custodian.    To effectively tender Series A Shares held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such registered stockholder to deliver a Letter of Transmittal on the beneficial owner's behalf. A Letter of Instruction is included in the materials provided with this Offer to Exchange and may be used by a beneficial owner to effect the tender of Series A Shares.

        Tender of Series A Shares Currently Held in Escrow.    By executing and delivering the Letter of Transmittal, each tendering stockholder will also be indicating that such stockholder is tendering his Escrow Shares pursuant to the Offer. Such Escrow Shares will be replaced by an equal number of Series B Shares, which be deposited with the escrow agent in accordance with the terms of the Escrow Agreement.

        The method of delivery of Series A Shares and Letters of Transmittal, any required signature guarantees and all other required documents is at the election and risk of the stockholder tendering Series A Shares and delivering Letters of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the stockholder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary prior to such date. Instead of delivery by mail, it is recommended that stockholders use an overnight or hand delivery service.

        Except as provided below, unless the Series A Shares being tendered are deposited with the Depositary (or, with respect to the Escrow Shares, indicated as tendered in the Letter of Transmittal) on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal), we may, at our option, reject such tender. Exchange of the Series A Shares will be made only against deposit of the tendered Series A Shares and delivery of all other required documents.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the Series A Shares tendered thereby are tendered (i) by a registered stockholder of the Series A Shares, or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (NASD) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If the Series A Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if Series A Shares not accepted for exchange or not tendered are to be returned to a person other than the registered stockholder, then the signatures on the Letters of Transmittal accompanying the tendered Series A Shares must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 3 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Series A Shares pursuant to the Offer and time will not permit the Letter of Transmittal, certificates representing such Series A Shares and all other required documents to reach the Depositary on or prior to the Expiration Date (other than Escrow Shares), such stockholder may nevertheless tender Series A Shares if all the following conditions are satisfied:

  (i)
  the tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided herewith, is received by the Depositary on or prior to the Expiration Date, as provided below; and

  (iii)
  the certificates for the tendered Series A Shares, in proper form for transfer, together with a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within two New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, delivery of Series B Shares in exchange for Series A Shares tendered and accepted for exchange pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of the tendered Series A Shares, and a Letter of Transmittal (or facsimile thereof) with respect to such Series A Shares, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal.

        The Series B shares to be exchanged for Series A Shares tendered pursuant to the guaranteed delivery procedures will be the same as that for Series A Shares delivered to the Depositary on or before the Expiration Date, even if the Series A Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore delivery by the Depositary on account of such Series A Shares is not made until after the Exchange Date.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Series A Shares pursuant to any of the procedures described above will be determined by us, in our sole discretion (which determination shall be final and binding). We reserve the absolute right to reject any or all tenders of any Series A Shares determined by us not to be in proper form or, if the acceptance for exchange, or exchange, of such Series A Shares may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any condition of the Offer or any defect or irregularity in any tender of Series A Shares by any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. Our interpretation of the terms and conditions of the Offer and the Offer to Exchange (including the Letter of Transmittal and the Instructions thereto) shall be final and binding. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Series A Shares, the stockholder will be entitled to receive Series B Shares. Completion of the Offer will take place only if all the issued and outstanding Series A Shares are tendered and not withdrawn prior to the Expiration Date.

SECTION 4
WITHDRAWAL RIGHTS AND PROCEDURES

        Tenders of Series A Shares may be withdrawn at any time at or prior to the Expiration Date. Series A Shares not yet accepted for exchange after the expiration of forty business days from the commencement of the Offer may be withdrawn by tendering stockholders.

        If we make a material change in the terms of the Offer, we will disseminate additional Offer materials and extend the Offer, to the extent required by law.

        For a withdrawal of a tender of Series A Shares to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Exchange. Any such notice of withdrawal must (i) specify the name of the person who tendered the Series A Shares to be withdrawn, (ii) contain the description of the Series A Shares to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Series A Shares; (iii) be signed by the stockholder in the same manner as the original signature on the Letter of Transmittal by which such Series A Shares were tendered (including any required signature guarantees), if any, or be accompanied by (x) documents of transfer sufficient to have the Depositary register the transfer of the Series A Shares into the name of the person withdrawing such Series A Shares and (y) a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such stockholder, (iv) specify the Series A Share certificate number, (v) state that such stockholder is withdrawing such stockholder's election to have such Series A Shares exchanged and (vi) be received by the Depositary at its address set forth on the back cover of this Offer to Exchange on or prior to the Expiration Date. Any Series A Shares properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn Series A Shares may be re-tendered by following one of the procedures described under Section 3 "Procedures for Accepting the Offer and Tendering Shares" at any time at or prior to the Expiration Date.

        Withdrawal of Series A Shares can only be accomplished in accordance with the foregoing procedures.

        All questions as to the validity (including time of receipt) of notices of withdrawal with or without revocation will be determined by us, in our sole discretion (which determination shall be final and binding). None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal with or without revocation of consents or incur any liability for failure to give any such notification.

        There are no appraisal or other similar statutory rights available to a stockholder in connection with the Offer. Completion of the Offer will take place only if all the issued and outstanding Series A Shares are tendered and not withdrawn prior to the Expiration Date.

SECTION 5
BACKGROUND AND PURPOSE OF THE OFFER; PLANS AND PROPOSALS

        The Series A Shares were originally issued in connection with the RPM Acquisition in March 2001. The Series A Shares acquired pursuant to the Offer will be retired.

        In January 2002, we offered to repurchase up to 30,000 Series A Shares for $1,000 per share, plus accrued and unpaid dividends up to, but not including, the date of purchase. On February 15, 2002, the offer expired, and on February 19, 2002, we purchased all of the approximately 28,164 Series A Shares that had been tendered for approximately $28.5 million, including the accrued but unpaid dividends with respect to those Series A Shares through February 18, 2002. All of the approximately 28,164 Series A Shares purchased at that time were retired.

        In December 2001, George E. Robb, Jr., a member of our Board of Directors, donated 8,000 Series A Shares to RPM Nautical Foundation ("RPM Nautical"), a non-profit organization of which he is a founder and director. On August 7, 2002, we issued to RPM Nautical subordinated notes in the aggregate principal amount of $8 million (the "Notes") in exchange for the 8,000 Series A Shares then held by RPM Nautical. The Notes accrued interest at the annual rate of 10% until August 7, 2003 and now accrue interest at the annual rate of 9%. The principal amount of the Notes, together with all accrued and unpaid interest, is due on August 7, 2007. We also paid to RPM Nautical in cash the amount of accrued and unpaid dividends with respect to the Series A Shares held by RPM Nautical as of August 6, 2002. The 8,000 Series A Shares that were exchanged for the Notes were retired.

        In January 2003, we offered to repurchase up to 30,000 Series A Shares for $1,000 per share, plus accrued and unpaid dividends up to, but not including, the date of purchase. On February 4, 2003, the offer expired, and on February 6, 2003, we purchased all of the approximately 24,650 Series A Shares that had been tendered for approximately $24.8 million, including the accrued but unpaid dividends with respect to those Series A Shares through February 5, 2003. All of the approximately 24,650 Series A Shares purchased at that time were retired.

        We are making the Offer now because of the limitation on the payment of dividends currently applicable under the indentures governing our outstanding $100 million 9.5% senior notes and $250 million 12% senior subordinated notes. These indentures contain certain financial covenants which currently limit our ability to take certain actions, including paying dividends with respect to our Series A Shares. Moreover, under the Certificate of Designations, Powers, Preferences and Rights governing our Series A Shares, we may not pay bonuses to our employees, including amounts payable out of the retention bonus pool and the deferred compensation plan established in connection with the RPM Acquisition, if we are not current in the payment of all dividends with respect to our Series A Shares. The next scheduled dividend payment date with respect to our Series A Shares is January 1, 2004, but we currently do not expect to be able to make such dividend payment because of the limitation on the payment of dividends applicable under the indentures governing our senior notes and senior subordinated notes. The inability to make such dividend payment will trigger the prohibition on our payment of employee bonuses, including amounts payable out of the retention bonus pool and the deferred compensation plan established in connection with the RPM Acquisition.

        The payment of bonuses to our employees is critical to our ability to continue to operate our business. If we are unable to pay bonuses to our employees, we risk the loss of a number of key employees and qualified personnel, whose departure would adversely affect our business, operating results and financial condition. The successful completion of the Offer will enable us to pay bonuses to our employees, at least until September 30, 2004, while providing the holders of Series A Shares with the opportunity to realize an enhanced return through September 30, 2004 on their investment in shares of our preferred stock in the event we are unable to timely pay the dividends with respect to the outstanding shares of our preferred stock which are scheduled for payment before September 30, 2004.

        We currently have no plans or proposals that relate to the acquisition of additional Series A Shares by any person or entity, nor do we have any plans or proposals that relate to the issuance of additional Series A Shares. However, if the Offer is not completed, we may in the future purchase or acquire additional Series A Shares in other tender offers or otherwise pursuant to the Certificate of Designations, Powers, Preferences and Rights of the Series A Shares. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing or acquiring any Series A Shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

        Except as disclosed herein, or as may occur in the ordinary course of our business, we currently have no specific plans or proposals that relate to or would result in:

  •
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

  •
  any material change in our indebtedness or capitalization;

  •
  any change in our present board of directors or management;

  •
  any other material change in our corporate structure or business;

  •
  a class of our equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

  •
  a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

SECTION 6
EFFECT OF THE OFFER ON THE MARKET FOR OUR SERIES A SHARES;
REGISTRATION UNDER THE EXCHANGE ACT

        The Series A Shares are not publicly traded, listed on any exchange or quoted in any automated quotations system of a registered national securities association. In accordance with the agreements pursuant to which the Series A Shares were issued, the Series A Shares are not permitted to be traded by the holders thereof, except in limited circumstances. Therefore, there is almost no liquidity for the Series A Shares except pursuant to the terms of this Offer. As of December 4, 2003, there were 39,185.773 Series A Shares issued and outstanding and such Series A Shares were held of record by 14 stockholders. None of the Series A Shares is held through the DTC. Our common stock is publicly traded and registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders.

SECTION 7
CERTAIN INFORMATION CONCERNING THE COMPANY

        We are a Delaware corporation, incorporated in 1999, the sole member of LaBranche and LSP, both of which are New York limited liability companies, the sole stockholder of LFSI, a New York corporation, and LABDR, a Delaware corporation, and is the sole owner of BV, a private limited liability company organized under the laws of the Netherlands. Founded in 1924, our principal operating subsidiary, LaBranche, is a registered broker-dealer and operates primarily as a specialist in equity securities and rights listed on the NYSE and in equity securities on the AMEX. LFSI is a registered broker-dealer and a member of the NYSE and other exchanges, and provides securities clearing, securities execution and other related services to its own retail customers, customers of introducing brokers and institutional customers, including traders, professional investors and broker-dealers. LFSI also provides direct-access floor brokerage services to institutional customers. LSP is a registered broker-dealer and operates as a specialist in options, ETFs and futures on the AMEX and the New York Board of Trade and acts as a market-maker in ETFs, futures and options on several exchanges. LABDR was incorporated to provide disaster recovery services and back-up facilities to our operating subsidiaries. BV represents LaBranche in European markets and provides client services to LaBranche's European listed companies.

        Our principal executive offices are located at One Exchange Plaza, New York, New York 10006. Our telephone number is (212) 425-1144.

        Our directors and executive officers are as follows:

Name	Age	Position
Michael LaBranche	48	Chairman, Chief Executive Officer and President
Alfred O. Hayward, Jr.	55	Director, Executive Vice President and Chief Executive Officer of LaBranche
Thomas E. Dooley	47	Director
E. Margie Filter	63	Director
David A. George	61	Director
Donald E. Kiernan	62	Director
S. Lawrence Prendergast	62	Executive Vice President, Finance
Harvey S. Traison	64	Senior Vice President and Chief Financial Officer
William J. Burke, III	49	Secretary and Chief Executive Officer of LFSI

        Michael LaBranche has been our Chairman, Chief Executive Officer and President since our initial public offering in August 1999. Mr. LaBranche has served as Chairman of the Management Committee of LaBranche since 1996, as a member of the Management Committee of LaBranche since 1988 and as a specialist with LaBranche since 1977. He is currently a Governor of the NYSE and is a member of the NYSE's Market Performance Committee. Mr. LaBranche also is a member of the board of directors of Lava Trading, Inc. and of the Securities Industry Automation Corporation (SIAC), a subsidiary of the NYSE and the AMEX.

        Alfred O. Hayward, Jr. has been our Executive Vice President and a member of our board of directors since our initial public offering in August 1999. Mr. Hayward has been a specialist with LaBranche since 1983 and has served as a member of the Management Committee of LaBranche since 1994 and as the Chief Executive Officer of LaBranche since November 2003. He currently sits on the NYSE Arbitration Panel and is involved with NYSE education programs. Mr. Hayward has served as a NYSE Floor Official and has also served as the Chairman of the NYSE's Allocation Committee.

        Thomas E. Dooley has been a member of our board of directors since March 2000. Mr. Dooley is Co-Chairman and Chief Executive Officer of DND Capital Partners, a venture capital and investment advisory firm that specializes in the media and telecommunications markets. Prior to joining DND Capital Partners in June 2000, Mr. Dooley was Deputy Chairman of Viacom Inc. He was also a member of Viacom's Executive Committee, its board of directors and served as Executive Vice President, Finance, Corporate Development and Communications. Mr. Dooley is currently a director of the North Shore Long Island Jewish Hospital System and The Tennis Channel.

        E. Margie Filter has been a member of our board of directors since October 1999. Ms. Filter joined Xerox Corporation in 1973 and served as Vice President, Treasurer and Secretary of Xerox Corporation and President and Chief Executive Officer of Xerox Credit Corporation until December 31, 2001. Ms. Filter also is a director of Briggs and Stratton Corporation, a retired director of Baker Hughes Inc. and a member of the board of managers of Cancer Care of Connecticut.

        David A. George has been a member of our board of directors since June 1, 2001. From May 1999 to September 2001, Mr. George was a senior director of Goldman Sachs Group, Inc., the public holding company and parent of Goldman, Sachs & Co. From 1994 to May 1999, Mr. George was a limited partner and advisor of Goldman, Sachs & Co. Mr. George also served as a member of the management committee and as a managing partner of Goldman, Sachs & Co. from 1988 to 1994. Mr. George joined Goldman Sachs in 1973 in the Investment Banking Division and held numerous positions, including head of the Operations, Technology and Finance Division and the Private Banking Division. Mr. George also served as Goldman Sachs' Chief Financial Officer and as chairman of its Finance Committee, Compensation Committee, Global Tax Policy Committee and Global Compliance

and Control Committee. From 1968 to 1973, Mr. George was an attorney at the law firm of Dewey, Ballantine, Busby, Palmer & Wood. Mr. George is a trustee of New York Presbyterian Hospital and chairman of the board of trustees of the Friends Academy.

        Donald E. Kiernan became a member of our board of directors on March 6, 2003. Mr. Kiernan was Senior Executive Vice President and Chief Financial Officer of SBC Communications Inc. from October 1993 until his retirement in August 2001. From 1990 to October 1993, he served as Vice President of Finance for SBC Communications Inc. Mr. Kiernan is a Certified Public Accountant and was a partner of Arthur Young & Company and its successor firm, Ernst & Young LLP. Mr. Kiernan also serves on the boards of directors of BioNumerik Pharmaceuticals, Horace Mann Educators Corporation, Health Management Associates, Inc. and Viad Corp.

        S. Lawrence Prendergast has been our Executive Vice President, Finance since our initial public offering in August 1999. He also served as a member of our board of directors from the time of our initial public offering in August 1999 until January 2003. From May 1997 to August 1999, Mr. Prendergast was the Chairman and CEO of AT&T Investment Management Corp. Prior to 1997, Mr. Prendergast had been the vice President and Treasurer of AT&T for 14 years. Mr. Prendergast currently is a director of AT&T Investment Management Corp., a money management subsidiary of AT&T.

        Harvey S. Traison has been our Senior Vice President and Chief Financial Officer since March 2000. Mr. Traison also served as a member of our board of directors from March 2000 until January 2003. As of December 31, 1999, Mr. Traison retired from service as Vice President, Treasurer and a member of the board of directors of DaimlerChrysler North America Holding Corporation and DaimlerChrysler Canada Finance Inc. Mr. Traison joined Daimler-Benz (a predecessor of DaimlerChrysler) in 1984. Mr. Traison currently is a trustee of the Marlboro Music Festival.

        William J. Burke, III became the Chief Executive Officer of LFSI in January 2003. He has served as our Secretary since August 1999, as the director of business development of LaBranche since October 1999 and as the director of risk of LaBranche from August 1999 to January 2003. From 1991 to 1996, Mr. Burke was the managing partner of W.J. Burke & Co. LLC, a registered market maker on the NYSE, and was a sole-proprietor specialist on the NYSE from 1989 to 1991. Prior to 1989, Mr. Burke was a vice president of Salomon Brothers. Mr. Burke is a director of the Kenyon Review, a journal of culture and literature.

        There are no family relationships among any of our directors and executive officers. Each of our directors and executive officers is a citizen of the United States and none has been convicted in a criminal proceeding or been party to a judicial or administrative proceeding during the last five years. The business address and telephone number of each of our directors and executive officers is c/o LaBranche & Co Inc., One Exchange Plaza, New York, New York, 10006, (212) 425-1144.

SECTION 8
INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS;
TRANSACTIONS AND ARRANGEMENTS CONCERNING SERIES A SHARES; PURCHASES

        Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor, to the best of our knowledge, any of our directors or executive officers or any associates or subsidiaries thereof, has effected any transactions in Series A Shares during the 60 days before December 5, 2003.

        Certain of our current and former managing directors who currently own approximately 46.3% of our outstanding common stock have entered into a stockholders' agreement under which they have agreed, among other things, that their shares of our common stock will be voted, for as long as they own their shares, as directed by a majority vote of Michael LaBranche, our Chairman, Chief Executive

Officer and President, Alfred O. Hayward, Jr., an executive officer, director and Chief Executive Officer of LaBranche, and James G. Gallagher, a former director and executive officer. Accordingly, these individuals have the ability to control all matters requiring approval by our common stockholders. These matters include the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all our assets.

        Other than as provided in the agreements and documents executed in connection with the RPM Acquisition, and as provided above, and except for outstanding options or other awards pursuant to benefit plans to purchase shares of common stock granted to certain employees (including executive officers) and except as otherwise described herein, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the Series A Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 9
SOURCE AND AMOUNT OF FUNDS

        This Offer is not conditioned upon our receipt of financing.

SECTION 10
CONDITIONS TO THE OFFER

        Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we shall not be required to accept for exchange, exchange, and may delay the acceptance for exchange of, any tendered Series A Shares, in each event subject to Rule 14e-l(c) under the Exchange Act, and may terminate the Offer, if, at or prior to the Expiration Date, any of the following (the "General Conditions") have occurred:

          (a)   Less than 100% of the issued and outstanding Series A Shares have been tendered pursuant to the terms of the Offer at the Expiration Date;

          (b)   There shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the exchange of Series A Shares pursuant to the Offer (the "Exchange") by or before any court or governmental regulatory or administrative agency, self-regulatory organization or authority or tribunal, domestic or foreign, which (i) challenges the making of the Offer or the Exchange or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or the Exchange or otherwise adversely affects in any material manner the Offer or the Exchange or (ii) in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Offer or the Exchange to us; or

          (c)   There shall have occurred (i) any material adverse change in the value or price of the Series A Shares, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States or (v) any material adverse change in United States securities or financial markets generally or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any action or inaction by us) and may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

SECTION 11
CERTAIN LEGAL MATTERS AND REGULATORY MATTERS

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Series B Shares for Series A Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our exchange of Series B Shares for Series A Shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for exchange of, or exchange for, Series A Shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained at all or without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for exchange and exchange Series B Shares for Series A Shares are subject to certain conditions. See Section 10, "Conditions to the Offer."

SECTION 12
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax considerations relevant to U.S. Holders (as defined below) of Series A Shares who exchange Series A Shares for Series B Shares pursuant to the Offer. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury regulations, and existing rulings of the Internal Revenue Service (the "IRS") and judicial decisions, all of which are subject to change. Any such change could apply retroactively and could adversely affect the consequences described below. This discussion does not address any aspects of state, local, or foreign taxation.

        As used in this discussion, a "U.S. Holder" means a beneficial owner of Series A Shares who is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation created or organized under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to exercise control over all of its substantial decisions, or (ii) if, in general, it has a valid election in effect under applicable Treasury regulations to be treated as a United States person. As used in this discussion, a "Non-U.S. Holder" is any beneficial owner that is not a U.S. Holder.

        This discussion is limited to those persons that hold Series A Shares as "capital assets" within the meaning of Section 1221 of the Code. Moreover, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to beneficial owners of Series A Shares in light of their particular circumstances or to beneficial owners subject to special treatment under U.S. federal income tax law (for example, persons who acquired Series A Shares through the exercise of options or otherwise as compensation, persons who elect to treat dividends on, or gains from a disposition of, stock as investment income for purposes of the limitation on the investment interest deduction, partnerships or other pass-through entities, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who hold stock as part of a straddle, hedging, constructive sale or conversion transaction, and certain former citizens or former long-term residents of the United States). In addition, this discussion does not address aspects of U.S. federal income taxation that may be relevant to Non-U.S. Holders.

        If a partnership is a beneficial owner of Series A Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership that is a beneficial owner of Series A Shares, and partners in such a partnership, are urged to consult with their own tax advisors regarding such partnership's ownership of Series A Shares.

        THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. HOLDERS OF SERIES A SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

Exchange

        Assuming, as we believe, that the value of the Series B Shares is substantially the same as that of the Series A Shares, the exchange of Series A Shares for Series B Shares pursuant to the Offer should not constitute a taxable exchange. As a result:

  •
  a U.S. Holder should not recognize gain or loss as a result of exchanging Series A Shares for Series B Shares pursuant to the Offer;

  •
  a U.S. Holder's adjusted tax basis in the Series B Shares should be the same as the adjusted tax basis, immediately before the exchange, of the Series A Shares exchanged for the Series B Shares; and

  •
  a U.S. Holder's holding period of the Series B Shares should include the holding period of the Series A Shares exchanged for the Series B Shares.

        No opinion of counsel or ruling or determination of the IRS or any other tax authority has been sought or obtained with respect to any tax consequences of the exchange of Series A Shares pursuant to the Offer. This discussion is not binding on the IRS or any such other authority. No representations are being made regarding the particular tax consequences of the exchange of Series A Shares pursuant to the Offer to U.S. Holders, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences to them of the receipt of Series B Shares pursuant to the Offer.

Section 306 Stock

        If the Series A Shares constituted "Section 306 stock" at the time such Shares were originally issued in connection with the RPM Acquisition, any Series B Shares received pursuant to the Offer will also be considered "Section 306 stock." If the Series A Shares did not constitute "Section 306 stock" at the time such Shares were originally issued in connection with the RPM Acquisition, the IRS could still take the position that the Series B Shares are "Section 306 stock" if the IRS asserts that the receipt of the Series B shares is "substantially the same as the receipt of a stock dividend." If the Series B Shares are considered "Section 306 stock," a U.S. Holder could be required to recognize dividend income on the sale, exchange or redemption of such Shares without regard to such U.S. Holder's tax basis in the Series B Shares, and would not be permitted to recognize any loss. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences to them of the receipt of Series B Shares pursuant to the Offer.

SECTION 13
THE INFORMATION AGENT AND DEPOSITARY

        Mellon Investor Services LLC has been appointed as Information Agent for the Offer. Questions and requests for assistance or additional copies of this Offer to Exchange, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange. Holders of Series A Shares may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

        Mellon Investor Services LLC also has been appointed as Depositary for the Offer. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover page of this Offer to Exchange. Any holder or beneficial owner that has questions concerning tender procedures or whose Series A Shares have been mutilated, lost, stolen or destroyed should contact the Depositary at the address and telephone number set forth on the back cover of this Offer to Exchange.

SECTION 14
FEES AND EXPENSES

        We are making the Offer in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Series A Shares. However, regular employees of the Company (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Offer.

        We will pay Mellon Investor Services LLC reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Exchange and related documents to the beneficial owners of Series A Shares.

SECTION 15
DESCRIPTION OF SERIES B SHARES

        We will file a certificate of designations, powers, preferences and rights for the Series B Shares with the Office of the Secretary of State of the State of Delaware. The form of the certificate of designations, powers, preferences and rights of the Series B Shares is attached to this Offer to Exchange as Exhibit A. At present, other than the Series B Shares to be issued in exchange for the Series A Shares being tendered pursuant to the Offer, we have no intention to issue any additional shares of preferred stock. By tendering the Series A Shares for exchange and executing the Letter of Transmittal, each holder of Series A Shares consents to the creation of the Series B Shares in accordance with Section 2(b) of the Certificate of Designations, Powers, Preferences and Rights of the Series A Shares. Set forth below is a description of the principal terms of the Series B Shares:

        DIVIDENDS.    A holder of Series B Shares is entitled to receive a cumulative cash dividend at an annual rate of 8% of the liquidation preference of such share until March 15, 2005, at an annual rate of 10% thereafter until March 15, 2006 and at an annual rate of 10.8% thereafter. Dividends are payable on the first day of January and the first day of July of each year (or if such date is not a regular business day, then the next business day thereafter). If we fail to pay the dividend with respect to the Series A Shares which is payable on January 1, 2004, then the initial dividend payable with respect to the Series B Shares will be deemed to have accrued from July 1, 2003.

        If we fail to pay, on its scheduled payment date, the dividend payable on January 1, 2004 with respect to the Series A Shares, then the dividend payable on July 1, 2004 with respect to the Series B Shares will accrue at an annual rate of 9% instead of 8% from January 1, 2004 through June 30, 2004, and if we fail to pay, on its scheduled payment date, the dividend payable on July 1, 2004 with respect to the Series B Shares, then the dividend payable on January 1, 2005 with respect to the Series B Shares will accrue at an annual rate of 9% instead of 8% through September 30, 2004 and 8% thereafter through December 31, 2004.

        In the event we fail to timely pay any dividend with respect to the Series A Shares or the Series B Shares which is initially payable prior to September 30, 2004, we will not be prohibited from paying employee bonuses by reason of such failure. In the event any dividend initially payable after September 30, 2004 is not paid on its scheduled dividend payment date, neither we nor any of our affiliates or subsidiaries may pay any employee bonuses (or compensation in lieu thereof), including amounts payable out of the retention bonus pool or the deferred compensation plan established in connection with the RPM Acquisition, until such dividend is paid in full. The holders of a majority of the Series B Shares issued and outstanding at any time and from time to time, however, may waive, without amendment of the Certificate of Designations, Powers, Preferences and Rights of the Series B Shares, this prohibition on the payment of bonuses (or compensation in lieu thereof), and any such waiver will be binding on all holders of Series B Shares.

        VOTING RIGHTS.    In addition to any other vote required by applicable Delaware law, the vote or written consent of holders of at least a majority of the outstanding Series B Shares, voting separately as a class, will be necessary for effecting or validating the following actions:

  •
  Amending, altering or repealing any provision of our Certificate of Incorporation or Bylaws that alters, changes or waives any powers, preferences, rights, privileges, qualifications, limitations or restrictions with respect to the Series B Shares;

  •
  The authorization, creation or issuance of any class or series of shares of stock that ranks senior to or equal to the Series B Shares as to the payment of dividends or other distributions or contains any mandatory or optional redemption provision;

  •
  Any change in the total number of authorized Series B Shares;

  •
  Any redemption or repurchase of our junior securities, except for (i) a redemption or repurchase of shares of our common stock effectuated pursuant to an offer made concurrently with a redemption or repurchase offer to the holders of Series B Shares in total dollar amounts equal to that of the offer made to the holders of our common stock, and (ii) our acquisition of common stock pursuant to good faith agreements to repurchase or redeem shares of common stock held by our directors, officers and employees; and

  •
  Any of the following transactions or series of related transactions if, in connection with or as a result of such transaction or transactions, the holders of Series B Shares are not entitled to receive cash for the Series B Shares in an amount equal to their aggregate liquidation preference:

  •
  a consolidation or merger of the Company into another corporation or entity (other than for the purpose of reincorporating in another jurisdiction), a share exchange with another corporation or a corporate reorganization in which the holders of our voting power immediately before such consolidation, merger, share exchange or reorganization own less than 50% of the resulting or surviving entity's voting power immediately following such transaction;

  •
  a transaction or series of related transactions that requires a vote of the holders of our common stock and in which more than 50% of our voting power is transferred to persons other than those who held that voting power immediately before such transaction or transactions;

    •
    a transaction or series of related transactions in which we issue more than 50% of our voting power to persons other than those who held such voting power immediately before such transaction or transactions; or

    •
    a sale, lease or other disposition of our assets resulting in us no longer owning a direct or indirect interest in 50% or more of our and our subsidiaries' tangible and intangible assets.

        LIQUIDATION RIGHTS.    In the event of our liquidation, dissolution or winding up, each holder of Series B Shares will be entitled to be paid out of our assets, prior to all other classes of our stock or other equity securities, an amount per Series B Share equal to the sum of its liquidation preference and all accrued and unpaid dividends thereon.

        REPURCHASE OFFERS.    We may not, and may not permit any of our subsidiaries or affiliates to, acquire directly or indirectly by exchange or otherwise any of the outstanding Series B Shares, except pursuant to an offer made equally and ratably to all holders of Series B Shares to exchange or otherwise acquire the Series B Shares held by them for the same amount and type of consideration and upon the same terms and conditions.

        In connection with the RPM Acquisition, each former RPM stockholder entered into a stockholder agreement with us dated as of March 15, 2001 (each, an "RPM Stockholder Agreement") pursuant to which he agreed, among other things, not to sell or otherwise dispose of his Series A Shares without our prior written consent, except in certain limited circumstances. In making the Offer, we are consenting to the transfer of Series A Shares to us pursuant to the Offer. Following the completion of the Offer, the transfer restriction contained in each RPM Stockholder Agreement applicable to the Series A Shares will continue to apply to the Series B Shares. Accordingly, by tendering Series A Shares for exchange and signing the Letter of Transmittal, each holder of Series A Shares thereby also consents to the amendment of Secion 3.8 of his RPM Stockholder Agreement, effective upon completion of the Offer, to provide that all references in Section 3.8 to "Series A Preferred Stock" shall be deleted and replaced with the term "Series B Preferred Stock."

        Additionally, the Series B Shares, like the Series A Shares, will be subject to the former RPMS stockholders' indemnification obligations to us in connection with the RPM Acquisition. The portion of the Series B Shares issued pursuant to the Offer that is equal to the number of Escrow Shares will continue to be held in escrow to satisfy any indemnification payment obligations incurred as the result of a breach of any of RPM's or the former RPM stockholders' representations and warranties contained in the merger agreement governing the RPM Acquisition and the RPM Stockholder Agreement. Generally, each holder of Series B Shares will be liable for such indemnification only if and to the extent that the total amount of damages suffered by us on account of RPM's or the RPM stockholders' breaches exceeds a threshold of $1.0 million. As of the date of this Offer to Exchange, such damages have amounted to approximately $1,130,000. Based on the current status of our pending claims against the former RPM stockholders for indemnification, we expect the former RPM stockholders' aggregate indemnification liability will not exceed approximately $250,000.

SECTION 16
EXEMPTION FROM REGISTRATION REQUIREMENTS

        The Series B Shares are being offered pursuant to an exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides for an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under

Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, because all Series A Shares are restricted shares, all Series B Shares received by the tendering stockholders will be subject to the same restrictions.

SECTION 17
MISCELLANEOUS

        We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Series A Shares be accepted from or on behalf of) the stockholders residing in such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of us not contained in this Offer to Exchange or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Series A Shares and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank or other nominee to the Depositary at its address set forth on the back cover of this Offer to Exchange.

EXHIBIT A

        CERTIFICATE OF THE DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF THE
SERIES B PREFERRED STOCK
(Par Value $.01 Per Share)
of
LaBRANCHE & CO INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

        LaBranche & Co Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Company"), by its Chairman, Chief Executive Officer and President,

        DOES HEREBY CERTIFY:

        FIRST: Pursuant to authority expressly vested in the Board of Directors of said Company by the provisions of its Certificate of Incorporation, as amended to date, said Board of Directors duly adopted, by unanimous written consent on January     , 2004, the following resolution providing for the designations and issuance of 50,000 shares of Series B Preferred Stock, $.01 par value:

          "RESOLVED, that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Company's Certificate of Incorporation and the General Corporation Law of the State of Delaware, hereby authorizes the issue from time to time of a series of preferred stock, par value $.01 per share, of the Company and hereby fixes the designations, powers, preferences and relative, participating, optional and other rights and the qualifications, limitations or restrictions thereof, to be in their entirety as follows:

          Section 1. Designation and Number.    The series of preferred stock shall be designated and known as "Series B Preferred Stock." The number of shares constituting Series B Preferred Stock (hereinafter referred to as the "Series B Preferred") shall be 50,000. All equity securities of the Company ranking as to the payment of dividends or other distributions or to the distribution of assets on liquidation, dissolution or winding up of the Company junior to the Series B Preferred, including, without limitation, the Company's common stock, $.01 par value (the "Common Stock"), are sometimes hereinafter referred to as "Junior Securities."

          Section 2. Voting Rights

          (a) General Rights.    Except as may otherwise be required by the General Corporation Law of the State of Delaware and as set forth below in Section 2(b) hereof, no holder of the Series B Preferred shall be entitled to vote his shares of Series B Preferred on any matter submitted to a vote of the stockholders of the Company or at any meeting of such stockholders.

          (b) Separate Vote of Series B Preferred.    In addition to any other vote required by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred, voting separately as a class, shall be necessary for effecting or validating the following actions:

              (i)  Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company that alters, changes or waives any of the powers,

    preferences, rights, privileges, qualifications, limitations or restrictions with respect to the Series B Preferred;

             (ii)  The authorization, creation (by reclassification or otherwise) or issuance of any class or series of shares of stock that (A) ranks senior to or pari passu with the Series B Preferred as to the payment of dividends or other distributions or to the distribution of assets on liquidation, dissolution or winding up of the Company, or (B) contains any mandatory or optional redemption provision;

           (iii)  Any increase or decrease in the total number of authorized shares of Series B Preferred;

            (iv)  Any of the following transactions or series of related transactions if, in connection with or as a result of such transaction or series of related transactions, the holders of the shares of Series B Preferred are not entitled to receive (on or before the date of such transaction or the date of the last transaction in such series of related transactions which triggers the application of this clause (iv)) cash for such shares in an amount equal to the aggregate liquidation preference thereof (as determined in accordance with Section 4(a) hereof):

      (A)
      a consolidation or merger of the Company with or into any other corporation or other entity (other than for the purpose of reincorporating the Company in another jurisdiction), a share exchange with any other corporation or other entity or a corporate reorganization in which the holders of the Company's voting power immediately prior to such consolidation, merger, share exchange or reorganization own less than 50% of the resulting or surviving entity's voting power immediately after such consolidation, merger, share exchange or reorganization;

      (B)
      (1) a transaction or series of related transactions that requires a vote of the holders of Common Stock and in which more than 50% of the Company's voting power is transferred to persons or entities other than those who held such voting power immediately before such transaction or transactions, or (2) a transaction or series of related transactions in which more than 50% of the Company's voting power is issued by the Company to persons or entities other than those who held such voting power immediately before such transaction or transactions; or

      (C)
      a sale, lease or other disposition resulting in the Company no longer owning a direct or indirect interest in 50% or more of the tangible and intangible assets of the Company and its subsidiaries, taken as a whole;or

             (v)  Any redemption or repurchase of Junior Securities, except for (i) a redemption or repurchase of shares of Common Stock effectuated pursuant to an offer made concurrently with a redemption or repurchase offer to holders of shares of Series B Preferred in aggregate dollar amounts equal to that of the offer made to the holders of Common Stock (whether or not such offer is accepted by the holders of such shares of Series B Preferred), and (ii) acquisitions of Common Stock by the Company pursuant to agreements entered into in good faith and in the ordinary course of business which permit the Company to repurchase or redeem shares of Common Stock held by directors, officers and employees of the Company.

          Section 3. Dividends

          (a)    Except as otherwise provided herein, the holders of issued and outstanding shares of Series B Preferred shall be entitled to receive out of funds legally available for the payment of dividends, prior to and in preference to any declaration or payment of any dividend payable to holders of Junior Securities, a cash dividend at an annual rate of 8% of the Liquidation Preference (as defined below) per share until March 15, 2005, at an annual rate of 10% of the Liquidation

  Preference thereafter until March 15, 2006 and at an annual rate of 10.8% of the Liquidation Preference thereafter, subject to appropriate adjustment in the event of any stock dividends, stock splits, combinations, recapitalizations or similar transactions after the date on which the Series B Preferred is first issued. Subject to the Company's and its subsidiaries' compliance with applicable regulatory capital requirements of the Securities and Exchange Commission and New York Stock Exchange, Inc. and the various covenants to which the Company and its subsidiaries are or may become subject under bona fide loan agreements with third parties not affiliated with the Company to which the Company and its subsidiaries are or may become parties, such dividend shall be payable in arrears on the first day of January and the first day of July of each year (or if such date is not a regular business day, then the next business day thereafter). In the event of the of the Company's failure to pay in full, on its scheduled payment date, the dividend payable on January 1, 2004 with respect to the then outstanding shares of the Company's Series A Preferred Stock, par value $.01 per share ("Series A Shares"), then the dividend payable on July 1, 2004 with respect to the Series B Preferred shall accrue at an annual rate of 9% instead of 8% from January 1, 2004 through June 30, 2004, and in the event of the Company's failure to pay in full, on its scheduled payment date, the dividend payable on July 1, 2004 with respect to the Series B Preferred, then the dividend payable on January 1, 2005 with respect to the Series B Preferred shall accrue at an annual rate of 9% instead of 8% through September 30, 2004 and 8% thereafter through December 31, 2004.

          (b)    Except as otherwise provided herein, dividends on the issued and outstanding shares of Series B Preferred shall be cumulative and shall accrue from day to day from January 1, 2004, unless the Company shall have failed to timely pay the dividend payable on that date with respect to the then outstanding Series A Shares, in which case the dividends on the issued and outstanding shares of Series B Preferred shall be cumulative and shall be deemed to have accrued from July 1, 2003, in either case regardless of whether or not such dividends have been earned or declared and whether or not earnings or profits are available for the payment thereof. The amount of the Company's earnings or profits available for the payment of dividends with respect to the Series B Preferred as of any scheduled dividend payment date shall be determined prior to the payment or accrual of bonuses or compensation in lieu thereof to employees of the Company or any of its subsidiaries as of such scheduled dividend payment date. The holders of the Series B Preferred shall not be entitled to participate in any other or additional earnings or profits of the Company beyond the foregoing dividend rights by reason of owning shares of Series B Preferred. Dividends shall continue to accrue and be payable with respect to the shares of Series B Preferred for so long as such shares shall remain issued and outstanding. All dividend payments with respect to the shares of Series B Preferred shall be applied to the payment of any previously accrued but unpaid dividends in the order of their accrual.

          (c)    Unless the full amount of cumulative dividends on the Series A Shares and the Series B Preferred, up to and including the then most current dividend payment date, shall have been paid, neither the Company nor any of its affiliates nor any of its subsidiaries or their respective affiliates shall at any time (i) set aside or apply any sum for the purchase or redemption of any outstanding Junior Securities, or (ii) declare any dividend (other than a dividend payable solely in Common Stock of the Company) or distribution on, or set aside or apply any sum for the payment of any dividend or other distribution on, Junior Securities. In addition, and not in limitation of the foregoing, unless the full amount of all dividends on the Series B Preferred initially payable after September 30, 2004, up to and including the then most current dividend payment date, shall have been paid, neither the Company nor any of its affiliates nor any of its subsidiaries or their respective affiliates shall at any time pay any bonuses (or compensation in lieu thereof) to any employees of the Company or any of its subsidiaries. Notwithstanding the prohibition contained in the immediately preceding sentence, however, the holders of a majority of the shares of Series B Preferred outstanding at any time and from time to time may waive, without amendment of this

  Certificate of the Designations, Powers, Preferences and Rights of the Series B Preferred, such prohibition on the payment of bonuses (or compensation in lieu thereof). Any such waiver shall be in writing, shall be specific in its intended application, may be conditioned on certain agreements of the Company and shall be signed by the holders of at least a majority of the shares of Series B Preferred outstanding. Notice of any such waiver shall be sent by certified mail, postage prepaid, to all holders of Series B Preferred at their respective addresses as set forth in the stock records of the Company. Thus given, any such waiver shall be binding on all holders of shares of Series B Preferred.

          Section 4. Liquidation Rights.

          (a)    Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), before any distribution or payment shall be made to, or set aside for the benefit of, the holders of any Junior Securities, the holders of Series B Preferred shall be entitled to be paid, senior and prior to all other classes and series of capital stock or other equity securities of the Company (other than other classes or series of capital stock or other equity securities which, by their terms, rank on parity with or senior to the Series B Preferred, subject to compliance by the Company with Section 2 hereof with respect to the authorization, creation or issuance thereof), out of the assets of the Company an amount per share of Series B Preferred held by them equal to the sum of (i) the Liquidation Preference (as defined below) and (ii) all accrued and unpaid dividends on such share of Series B Preferred (as adjusted for any stock dividends, stock splits, combinations, recapitalizations and similar transactions with respect to such share), as well as any Series A Share for which it may have been exchanged, to the date of payment. The "Liquidation Preference" of the Series B Preferred shall be $1,000 per share.

          (b)    After the payment of the full Liquidation Preference of the Series B Preferred as set forth in Section 4(a) hereof, the remaining assets of the Company legally available for distribution, if any, shall be distributed as required by the terms thereof to the holders of Junior Securities, including the Common Stock.

          (c)    If, upon any liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred of the Liquidation Preference set forth in Section 4(a) hereof, then such assets shall be distributed among the holders of Series B Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          (d)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company which will involve the distribution of assets other than cash, the Company shall promptly engage (at the Company's expense) a competent independent appraiser reasonably acceptable to the holders of at least a majority of the outstanding shares of Series B Preferred to determine the value of any such assets to be distributed to the holders of the Series B Preferred for the purpose of determining compliance with Section 4(a) hereof. The Company shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series B Preferred of the appraiser's valuation.

          Section 5. Repurchase Offers.    The Company shall not, and shall not permit any of its subsidiaries or affiliates to, acquire directly or indirectly by purchase or otherwise any of the outstanding shares of Series B Preferred, except pursuant to an offer made equally and ratably to all holders of shares of Series B Preferred to purchase or otherwise acquire outstanding shares of Series B Preferred held by them for the same amount and type of consideration per share of Series B Preferred and upon the same terms and conditions.

        SECOND: Such determination of the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to said Series B

Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Certificate of Incorporation of the Company, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended.

        IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this    day of January, 2004.

LaBRANCHE & CO INC.
By:
Name: George M.L. LaBranche, IV Title: Chairman, Chief Executive Officer and President

The Depositary for the Offer to Exchange:

Mellon Investor Services LLC

By Hand Delivery:	By Registered or Certified Mail:
Mellon Investor Services LLC 120 Broadway, 13th Fl. New York, NY 10271	Mellon Investor Services LLC 85 Challenger Road Mail Stop—Reorg Ridgefield Park, NJ 07660

By Facsimile:
Facsimile Number: 201-296-4293
Confirm by Telephoner: 201-296-4860

        Any questions or requests for assistance or additional copies of this Offer to Exchange, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address listed below. A stockholder may also contact his broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Mellon Investor Services LLC
44 Wall Street
New York, NY 10005
Call Toll Free: 1-800-814-0304

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IMPORTANT
AVAILABLE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY TERM SHEET
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
BOOK VALUE INFORMATION
THE OFFER SECTION 1 TERMS OF THE OFFER; EXPIRATION DATE
SECTION 2 ACCEPTANCE FOR EXCHANGE AND EXCHANGE OF SHARES
SECTION 3 PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES
SECTION 4 WITHDRAWAL RIGHTS AND PROCEDURES
SECTION 5 BACKGROUND AND PURPOSE OF THE OFFER; PLANS AND PROPOSALS
SECTION 6 EFFECT OF THE OFFER ON THE MARKET FOR OUR SERIES A SHARES; REGISTRATION UNDER THE EXCHANGE ACT
SECTION 7 CERTAIN INFORMATION CONCERNING THE COMPANY
SECTION 8 INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SERIES A SHARES; PURCHASES
SECTION 9 SOURCE AND AMOUNT OF FUNDS
SECTION 10 CONDITIONS TO THE OFFER
SECTION 11 CERTAIN LEGAL MATTERS AND REGULATORY MATTERS
SECTION 12 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SECTION 13 THE INFORMATION AGENT AND DEPOSITARY
SECTION 14 FEES AND EXPENSES
SECTION 15 DESCRIPTION OF SERIES B SHARES
SECTION 16 EXEMPTION FROM REGISTRATION REQUIREMENTS
SECTION 17 MISCELLANEOUS